Exhibit 4.2

Execution Version

NINE ENERGY SERVICE, INC.

13.000% SENIOR SECURED NOTES DUE 2028

INDENTURE

DATED AS OF JANUARY 30, 2023

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

CROSS-REFERENCE TABLE1*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	2.5; 12.3
(c)	12.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6; 7.7
(c)	7.6; 12.2
(d)	7.6
314(a)	4.3; 4.4; 12.2; 12.5
(b)	N.A.
(c)(1)	12.4
(c)(2)	12.4
(c)(3)	N.A.
(d)	11.5
(e)	12.5
(f)	N.A.
315(a)	7.1
(b)	7.5; 12.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7; 9.2
(c)	2.12; 9.4
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	12.1
(b)	N.A.
(c)	12.1

[1]	N.A. means not applicable.
*	This Cross-Reference Table is not part of the Indenture.

i

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Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

This Indenture, dated as of January 30, 2023, is by and among Nine Energy Service, Inc., a Delaware corporation (as more fully defined herein, the “Issuer”), the Guarantors listed on the signature pages hereto, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), notes collateral agent (in such capacity, the “Notes Collateral Agent”), paying agent and registrar.

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Issuer’s 13.000% Senior Secured Notes due 2028 that initially form a part of the Units issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as the collateral agent under the ABL Credit Agreement, or any successor representative acting in such capacity.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of October 25, 2018, as amended by the First Amendment to the Credit Agreement dated as of the Issue Date, by and among the Issuer, as U.S. borrower, Nine Energy Canada Inc., as Canadian borrower (the “Canadian Borrower”), JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder, changing the maturity or adding or removing Subsidiaries as borrowers or guarantors thereunder and whether or not with the same agents, lenders, investors or holders) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“ABL Documents” means the ABL Credit Agreement, any additional credit agreement, note purchase agreement, indenture or other agreement related thereto and all other loan or note documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Credit Agreement or any Pari Passu ABL Lien Indebtedness, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“ABL Obligations” means all Indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the ABL Documents that is secured by a Permitted Lien described under clause (17) of the definition thereof, and all other obligations of the Issuer or any Guarantor in respect thereof.

“ABL Priority Collateral” has the meaning given to it in the Intercreditor Agreement.

“Acquired Indebtedness” means:

(1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary; and

(2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Issuer or a Restricted Subsidiary, existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture whether or not they bear the same CUSIP number or ISIN.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at February 1, 2026 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through February 1, 2026, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months); over

(b) the principal amount of such Note.

“asset” means any asset or property, including, without limitation, Equity Interests.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary of the Issuer) or any division or line of business of any such other Person (other than in the ordinary course of business).

“Asset Sale” means:

(1) any sale, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary ( including by means of a sale and leaseback transaction or a merger or consolidation), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business; or

(2) any issuance of Equity Interests of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.9) to any Person other than the Issuer or any Restricted Subsidiary in one transaction or a series of related transactions (the actions described in these clauses (1) and (2), collectively, for purposes of this definition, a “transfer”).

For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents;

(b) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.13 or Section 5.1;

(c) Permitted Investments and Restricted Payments permitted under Section 4.7;

(d) the creation of or realization on any Permitted Lien and any disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien;

(e) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(f) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property Collateral, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries (other than as would have a material adverse effect on the value of the Collateral or the ability of the Notes Collateral Agent or the Holders of the Notes to realize the benefits of, and intended to be afforded by, the Collateral);

(g) a disposition of inventory in the ordinary course of business;

(h) a disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements;

(i) the trade or exchange by the Issuer or any Restricted Subsidiary of any asset for any other asset or assets that are used in a Permitted Business; provided that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or of such Restricted

Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange; and, provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents received shall be deemed proceeds of an “Asset Sale,” subject to clause (o) below; provided, further that to the extent the assets that are the subject of the trade or exchange are Collateral, the asset or assets received shall also be Collateral of the same priority as the asset disposed of and which are thereupon with their acquisition added to the Collateral securing the Notes;

(j) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in, joint venture agreements or any similar binding arrangements;

(k) [Reserved];

(l) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(m) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;

(n) dispositions of Equity Interests in or Indebtedness of an Unrestricted Subsidiary; and

(o) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $15.0 million per occurrence.

“Automatic Unit Separation Date” means the earlier of (i) October 27, 2023 or (ii) if applicable, the date on which the Units are automatically separated pursuant to the terms of the Unit Agreement.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing or, in each case, any duly authorized committee of such body.

“Borrowing Base” means, with respect to the borrowings under the ABL Credit Agreement and any amendment to and/or modification or replacement thereof in the form of an asset-based borrowing base credit facility, so long as lenders holding at least 66 2/3% of the commitments thereunder are commercial banks regulated by either (a) the U.S. Office of the Comptroller of the Currency, (b) the Federal Deposit Insurance Corporation or (c) the Federal Reserve Board of Governors, as of the date of determination, an amount equal to the sum, without duplication, of (i) 85.0% of the net book value of the Issuer’s and its Restricted Subsidiaries’ accounts receivable at such date and (ii) 60.0% of the net book value of the Issuer’s and its Restricted Subsidiaries’ inventories at such date, as determined by the lenders or administrative agent thereunder, in accordance with customary practices and standards for U.S. asset-based borrowing base credit facilities.

Net book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Houston, Texas or the State of New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect and applicable to the Issuer on the Issue Date shall be deemed not to be a Capitalized Lease.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP, excluding liabilities resulting from a change in GAAP subsequent to the date of this Indenture, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of such government is pledged in support thereof), maturing within one year of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit of any lender under any Debt Facility or any Eligible Bank organized under the laws of the United States, any state thereof or the District of Columbia or a U.S. branch of any other Eligible Bank maturing within one year of the date of acquisition thereof;

(3) commercial paper issued by any Person incorporated in the United States rated at least A1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition thereof;

(4) repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (1) above entered into with any Eligible Bank and maturing not more than one year after such time;

(5) securities issued and fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority thereof, rated at least A by Moody’s or S&P and having maturities of not more than one year from the date of acquisition;

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above;

(7) demand deposit accounts maintained in the ordinary course of business; and

(8) in the case of any Subsidiary of the Issuer organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is or becomes the beneficial owner of (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), or controls, directly or indirectly, Voting Stock representing more than 50.0% of the voting power of the total outstanding Voting Stock of the Issuer on a fully diluted basis, in each case other than as a result of a merger or consolidation as a result of which the beneficial owners of the Issuer’s Voting Stock immediately prior to the transaction beneficially own, immediately after the transaction, a majority of the voting power of the Voting Stock of the successor entity or any parent thereof; or

(3) the adoption by the stockholders of the Issuer of a Plan of Liquidation.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which liens are, from time to time, granted or purported to be granted to secure the Notes and the Guarantees of the Guarantors pursuant to the Security Documents, other than Excluded Assets.

“Common Collateral” means all Collateral that constitutes both Notes Priority Collateral and ABL Priority Collateral. If, at any time, any portion of the ABL Priority Collateral under one or more ABL Documents does not constitute Notes Priority Collateral under one or more Notes Documents, then such portion of such ABL Priority Collateral shall constitute Common Collateral only with respect to the Notes Documents for which it constitutes Notes Priority Collateral and shall not constitute Common Collateral for any Notes Documents which do not have a security interest in such Collateral at such time. If, at any time, any portion of the Notes Priority Collateral under one or more Notes Documents does not constitute ABL Priority Collateral under one or more ABL Documents, then such portion of such Notes Priority Collateral shall constitute Common Collateral only with respect to the ABL Documents for which it constitutes ABL Priority Collateral and shall not constitute Common Collateral for any ABL Documents which do not have a security interest in such Collateral at such time.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Computer Hardware and Software Collateral” means (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form owned by a Grantor or leased or licensed to Grantor, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above owned by a Grantor or leased or licensed to a Grantor, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c), and (e) all rights with respect to all of the foregoing, including copyrights (including renewal rights) and trade secrets rights, contract rights of a Grantor with respect to all or any of the foregoing, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Consolidated Amortization Expense” for any period means the amortization expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, with respect to any specified Person and its Restricted Subsidiaries, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) in each case only to the extent deducted in determining Consolidated Net Income,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense,

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense, and

(e) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (other than accrual of revenue in the ordinary course or any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the relevant Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement), occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that such pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

In calculating Consolidated Interest Expense for purposes of this Consolidated Interest Coverage Ratio:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(c) notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1) imputed interest on Capitalized Lease Obligations;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3) the net costs associated with Hedging Obligations related to interest rates;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses;

(5) the interest portion of any deferred payment obligations;

(6) all other non-cash interest expense;

(7) capitalized interest;

(8) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries or any Preferred Stock of any Restricted Subsidiary (other than dividends on Equity Interests to the extent payable in Qualified Equity Interests of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer);

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

Notwithstanding the foregoing, the interest component of any lease that is not a Capitalized Lease will not be included in Consolidated Interest Expense.

“Consolidated Net Income” for any period means the net income (or loss) of such Person and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such net income (or loss), to the extent otherwise included therein, without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the net income (or loss) of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary other than a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived;

(4) gains or losses attributable to discontinued operations;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles or policies;

(9) extraordinary gains and losses and the related tax effect;

(10) (A) any costs, expenses or charges (including advisory, legal and professional fees) related to any issuance of debt or equity, investments, acquisition, disposition, recapitalization or incurrence, amendment, waiver, modification, extinguishment or refinancing of any Indebtedness, whether or not consummated, including such fees, expenses or charges related to the offering of the Notes and any Debt Facilities, (B) any costs, expenses or charges relating to the Refinancing Transactions, and (C) legal settlement expenses;

(11) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards and the non-cash interest expense with respect to the equity component of any convertible or exchangeable debt security; and

(12) goodwill write-downs or other non-cash impairments of assets.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less, to the extent included in a determination of “Total Assets,” and without duplication, all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Consolidated Operating Cash Flow” for any period means the operating cash flow of such Person and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such operating cash flow, to the extent otherwise included therein, without duplication:

(1) the operating cash flow of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the operating cash flow of the Issuer pursuant to the foregoing clause (1), the operating cash flow of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary; and

(3) the operating cash flow of any Restricted Subsidiary other than a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that operating cash flow is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived.

“Controlling Notes Representative” means, with respect to any Notes Priority Collateral, the applicable Notes Collateral Agent for the series of Secured Obligations that constitutes the largest outstanding principal amount of any then outstanding series of Secured Obligations.

“Copyright Collateral” means all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit, which are owned or licensed by such Grantor.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at U.S. Bank Trust Company, National Association, 333 Commerce Street, Suite 900, Nashville, Tennessee 37201, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debt Facilities” means one or more debt facilities or indentures (which may be outstanding at the same time and including, without limitation, the ABL Credit Agreement) providing for revolving credit loans, debt securities, term loans, receivables financing or letters of credit and, in each case, as such agreements may be amended, refinanced, restated, refunded, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an Asset Sale occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than Section 4.10 and Section 4.13, respectively, and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to Section 4.10 and Section 4.13, respectively.

“dollars,” “U.S. dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Bank” shall mean any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital and surplus aggregating in excess of $250.0 million (or in the equivalent thereof in a foreign currency as of the date of determination) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including Common Stock, Preferred Stock, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Excess Cash Flow” means, with respect to any specified Person and its Restricted Subsidiaries, for the most recently ended two fiscal quarters for which financial statements filed with the SEC on its Electronic Data Gathering, Analysis, and Retrieval system are available immediately preceding any date of determination, the sum of the amounts for such period of, without duplication:

(1) Consolidated Operating Cash Flow, plus

(2) without duplication and excluding any amounts that already increased Consolidated Operating Cash Flow pursuant to the definition thereof, cash proceeds received from the exercise of stock options, minus

(3) without duplication, the sum of the amounts of:

(i)	the amount of any employment taxes paid in cash in connection with any long-term employee equity incentive compensation program or other stock-based employee compensation program,

(ii)	repurchases of Common Stock in connection with any stock-based employee compensation,

(iii)	capital expenditures used or useful in a Permitted Business,

(iv)	any repayments, retirements, redemptions or other repurchases of any ABL Obligations not to exceed $30.0 million in the aggregate since the Issue Date,

(v)	any charges in respect of Capitalized Lease Obligations or other lease obligations,

(vi)	debt issuance costs including in respect of the Refinancing Transactions,

(vii)	payments on short-term Indebtedness and payments on long-term liabilities (other than Indebtedness),

(viii)	any decrease in cash as a result of impacts of foreign exchange rates (but plus any amount of an increase in cash as a result thereto), and

(ix)	any contingent liability payments (including earnout payments) and any Investments, in each case, made in cash and permitted to be made hereunder.

“Excess Cash Flow Amount” means 75.0% of Excess Cash Flow, as determined immediately prior to the Excess Cash Flow Offer Date.

“Excess Cash Flow Offer Date” means each May 15 and November 14, commencing November 14, 2023.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means certain items of property excluded from the Notes Priority Collateral and the ABL Priority Collateral, including, without limitation:

(1) letter-of-credit rights (other than to the extent constituting supporting obligations);

(2) any governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other legal requirements to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such property by reason of applicable laws to which such Grantor or such property is subject (other than to the extent that (i) such prohibition is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other applicable laws or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the applicable governmental authority to the creation of a lien and security interest in such approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other legal requirements);

(3) any contract to which any of the Grantors is a party on the Issue Date or which is entered into by any Grantor after the Issue Date (and the provisions of which are not agreed to by a Grantor for the purposes of excluding such contract from the Lien granted hereunder) to the extent (but only to the extent) that the granting of a security interest therein would be prohibited by (a) such contract under a provision (unless a Grantor may unilaterally waive such prohibition) in such contract in existence on the Issue Date or, as to contracts entered into after the Issue Date, in existence in compliance with the terms of this Indenture (and the provisions of which are not agreed to by a Grantor for the purposes of excluding such contract from the Collateral), or (b) any applicable laws to which such Grantor or such contract is subject (except to the extent that (i) such prohibitions are ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other applicable laws or are otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the other parties to such contract to the creation of a lien and security interest in such contract); provided, that any proceeds received by any Grantor from the sale, transfer or other disposition of such contracts shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Assets;

(4) Equity Interests owned by any Grantor in a joint venture to the extent (but only to the extent) (a) the organizational documents of such joint venture prohibit the granting of a Lien on such Equity Interests or(b) such Equity Interests of such joint venture are expressly required to be pledged as collateral to secure (i) obligations to the other holders of the Equity Interests in such joint venture (other than a holder that is a Subsidiary of the Issuer) or (ii) debt of such joint venture that is non-recourse to any of the Grantors or to any of the Grantor’s properties, in each case the provisions of which are not agreed to by a Grantor for the purposes of excluding such Equity Interests from the Collateral);

(5) any property and proceeds thereof (including insurance proceeds) of a Grantor that is now or hereafter subject to a Lien securing (and, for the avoidance of doubt, acquired with the proceeds of) purchase money debt or a capital lease obligation to the extent (and only to the extent) that (a) the debt associated with such Lien is permitted under this Indenture, and (b) the documents evidencing such purchase money debt or capital lease obligation prohibit or restrict the granting of a Lien in such property (except to the extent that (i) the foregoing prohibitions are ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other applicable laws or are otherwise no longer in effect or (ii) the holder of such Lien consents to the granting of a Lien in favor of the ABL Collateral Agent and the Notes Collateral Agent);

(6) Equity Interests of any Foreign Subsidiary other than (a) 65% of the total outstanding voting capital stock or other voting Equity Interests of any Subsidiary that is a First-Tier Foreign Subsidiary and (b) 100% of the Equity Interests issued by a First-Tier Foreign Subsidiary that are not voting capital stock or other voting Equity Interests;

(7) any United States intent-to-use trademark application with respect to which the grant of a security interest therein would impair the validity or enforceability of said intent-to-use trademark application under federal law; provided, however, to the extent such law is no longer in effect, then such trademark application shall cease to be an “Excluded Asset” and shall automatically be subject to the grant of a lien and security interest; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of excluded intent-to-use trademark applications shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Assets;

(8) any fee owned and leased real property (including all leases related thereto), other than as provided for in Section 4.12;

(9) assets held by any Unrestricted Subsidiary;

(10) proceeds and products from any and all of the Excluded Assets described in the foregoing, unless such proceeds or products would otherwise constitute Collateral; and

(11) Excluded Securities Collateral; provided that, any Equity Interests or intercompany note that cease to be an “Excluded Asset” shall automatically be subject to the grant of a lien and security interest.

In addition, the Issuer and its Subsidiaries shall not be required to take any action in any non-U.S. jurisdiction or any action required by the laws of any non-U.S. jurisdiction in order to create any security interests in collateral located in or titled outside of the United States or otherwise subject to the jurisdiction of the laws of any non-U.S. jurisdiction or to perfect any security interests nor enter into any security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction. As of the Issue Date, the Issuer and the Guarantors have no assets or properties located outside of the United States and there are no Subsidiaries organized in a jurisdiction outside of the United States (other than Foreign Subsidiaries).

“Excluded Securities Collateral” means the Equity Interests or intercompany note of a Subsidiary to the extent that such Equity Interests or intercompany note, as a result of securing the Notes, would require separate financial statements or summarized financial information (and other non-financial information) of such Subsidiary individually or on a combined basis to be filed with the SEC pursuant to Rule 3-16 or new Rule 13-02 of Regulation S-X under the Securities Act (or any other law, rule or regulation) provided that, in the event that Rule 3-16 or new Rule 13-02 of Regulation S-X under the Securities Act is amended or further amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Equity Interests or intercompany note to secure the Notes without the filing with the SEC of separate financial statements or summarized financial information (and other non-financial information) of such Subsidiary, then the Equity Interests or intercompany note of such Subsidiary shall cease to be Excluded Securities Collateral.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by management of the Issuer.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Issuer or a wholly-owned Domestic Subsidiary.

“Foreign Subsidiary” means any Restricted Subsidiary not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are issued in global form, containing the Global Note Legend, and registered in the name of the Depositary or its nominee.

“Grantors” means, collectively, the Issuer and the Guarantors.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such guarantees.

“Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date that is a party to this Indenture for purposes of providing a Guarantee with respect to the Notes, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices (including, without limitation, for purposes of this definition, rates for electrical power used in the ordinary course of business), either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, bankers’ acceptances, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except deferred compensation, trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and not overdue by more than 180 days unless subject to a bona fide dispute;

(5) the greater of the maximum mandatory redemption or repurchase price of (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6) all Capitalized Lease Obligations of such Person (but not any lease that is not a Capitalized Lease Obligation);

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum mandatory redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

The term “Indebtedness” excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Initial Notes Certificated Note Legend” means the legend identified as such in Exhibit A.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, by and among the Notes Collateral Agent, on behalf of the Holders of the Notes, the Issuer, the Guarantors and the ABL Collateral Agent, on behalf of the secured parties in respect of the ABL Credit Agreement, as amended and supplemented from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments in another Person on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.17. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means January 30, 2023, the date on which the Initial Notes are originally issued.

“Issuer” means Nine Energy Service, Inc., a Delaware corporation, and any successor Person resulting from any transaction permitted by Section 5.1.

“Junior Lien” means a Lien, junior to the Liens on the Collateral securing both any ABL Obligations and Secured Obligations pursuant to the Junior Lien Intercreditor Agreement, granted by the Issuer or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Documents” means, collectively, any indenture, note, security document and each of the other agreements, documents and instruments providing for or evidencing any Junior Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Junior Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended, restructured, replaced or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Junior Lien Indebtedness.

“Junior Lien Indebtedness” means any Indebtedness (other than intercompany Indebtedness owing to the Issuer or its affiliates) of the Issuer or any Guarantor (including any Refinancing Indebtedness in respect thereof) that is secured by a Junior Lien pursuant to a Permitted Lien described under clause (13) or (28) of the definition thereof; provided that, in the case of any Indebtedness referred to in this definition:

(1) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the maturity date of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions);

(2) on or before the date on which the first such Indebtedness is incurred by the Issuer or any Guarantor, the Issuer shall deliver to each Secured Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Junior Lien Intercreditor Agreement), along with an Officers’ Certificate certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(3) on or before the date on which any such Indebtedness is incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an Officers’ Certificate delivered to the Junior Lien Representative and each Secured Representative, as “Junior Lien Indebtedness” under this Indenture;

(4) a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers the Junior Lien Intercreditor Agreement (including, as applicable, a joinder thereto) on behalf of itself and all holders of such Indebtedness; and

(5) all other requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Indebtedness to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement which subordinates the Lien on the Collateral of the holders of the Junior Lien Indebtedness to the Lien on the Collateral of each of the holders of ABL Obligations and the holders of the Secured Obligations and the terms of which are consistent with market terms (in the view of the ABL Collateral Agent or, if the ABL Collateral Agent has been replaced, any other agent for the holders of ABL Obligations) governing security arrangements for the subordination and sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Junior Lien Obligations” means Junior Lien Indebtedness and all other Obligations in respect thereof.

“Junior Lien Representative” means in the case of any series of Junior Lien Indebtedness, the trustee, agent or representative of the holders of such series of Junior Lien Indebtedness who is appointed as a representative of the Junior Lien Indebtedness (for purposes related to the administration of security interests) pursuant to the applicable Junior Lien Document governing such series of Junior Lien Indebtedness, together with its successors and assigns in such capacity.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Material Real Property” means Real Property owned in fee in the United States by the Issuer or any Guarantor, in each case, with a fair market value of $5,000,000 (as determined by the Issuer in good faith) or more, as determined (A) with respect to any Real Property owned by the Issuer or any Guarantor on the Issue Date, as of the Issue Date, and (B) with respect to any Real Property acquired by the Issuer or any Guarantor after the Issue Date, as of the date of such acquisition.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable (including any withholding or other taxes paid or reasonably estimated to be payable in connection with the transfer to the Issuer of such proceeds from any Restricted Subsidiary that received such proceeds) as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) (a) owning a beneficial interest in the assets subject to the Asset Sale or (b) having a Lien thereon that has a higher priority than the Liens securing the Notes and the Guarantees on the assets or assets that were the subject of the Asset Sale and that is required (other than pursuant to Section 4.10) to be paid as a result of such transaction;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind through any undertaking, agreement or instrument that would constitute Indebtedness, except for Customary Recourse Exceptions, or (b) is directly or indirectly liable as a guarantor or otherwise.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Notes Collateral Account” means one or more deposit accounts or securities accounts under the control of the Trustee or the Notes Collateral Agent holding only the proceeds of any sale or disposition of any Notes Priority Collateral.

“Notes Documents” means, collectively, this Indenture, the Notes, the Security Documents, and each of the other agreements, documents and instruments providing for or evidencing any other Secured Obligations, and any other document or instrument executed or delivered at any time in connection with any Secured Obligations, to the extent such are effective at the relevant time, in each case, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Pari Passu Notes Lien Indebtedness.

“Notes Priority Collateral” means any Collateral other than ABL Priority Collateral.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness and guarantees of payment of such Obligations under any Notes Documents or ABL Documents or documents governing another Debt Facility, as the case may be.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers that meets the requirements of Section 12.4 of this Indenture.

“OID Note Legend” means the legend identified as such in Exhibit A.

“Opinion of Counsel” means a written opinion from legal counsel acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu ABL Lien Indebtedness” means any Indebtedness that is permitted to have Pari Passu Lien Priority relative to the ABL Obligations with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Security Documents in the form provided therein.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that is not Subordinated Indebtedness.

“Pari Passu Lien Leverage Ratio” means, at any time of determination, the ratio of (i) the outstanding principal amount of (x) Indebtedness incurred pursuant to clauses (1), (2)(A) and 2(B) of Section 4.9(b) plus (y) any other Pari Passu ABL Lien Indebtedness and Pari Passu Notes Lien Indebtedness to (ii) the Consolidated Cash Flow of the Issuer during the most recent Four-Quarter Period ending ; provided that such Pari Passu Lien Leverage Ratio shall be determined on a pro forma basis in a manner consistent with the definition of Consolidated Interest Coverage Ratio.

“Pari Passu Lien Priority” means relative to specified Indebtedness and other obligations having equal Lien priority to (i) the Notes and the Guarantees on the Collateral or (ii) the ABL Credit Agreement on the Collateral.

“Pari Passu Notes Lien Indebtedness” means any Additional Notes and any other Indebtedness that has a Stated Maturity date that is equal to or longer than the Stated Maturity date of the Notes and that is permitted to have Pari Passu Lien Priority relative to the Notes and the Guarantees with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Security Documents in the form provided therein.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Payment Default” means any default in payment of amounts when due on the Notes, without giving effect to any grace period.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Prospectus Supplement and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof.

“Permitted Holder” means L.E. Simmons & Associates and any fund or investment vehicle directly or indirectly controlled or managed thereby, and in each case any Affiliate thereof but not including, however, any portfolio companies of the foregoing.

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or any Restricted Subsidiary and any Investment held by any such Person at such time that was not incurred in contemplation of such acquisition, merger or consolidation;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and its Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) and (ii) to purchase Equity Interests of the Issuer not in excess of $2.5 million in the aggregate outstanding at any one time;

(4) Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(5) Investments in cash, Cash Equivalents, U.S. Treasury securities, investment grade corporate debt securities or any fund invested primarily in the foregoing;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise or resolution of litigation, arbitration or other disputes with such parties;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 or a transaction excluded from the definition of Asset Sale;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(11) Permitted Joint Venture Investments made by the Issuer or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) and then outstanding, that does not exceed the greater of (a) $75.0 million and (b) 10.0% of the Issuer’s Consolidated Net Tangible Assets determined at the time of investment;

(12) guarantees of Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted in accordance with Section 4.9;

(13) repurchases of, or other Investments in, the Notes;

(14) advances or extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services, the leasing of equipment or the licensing of property in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or the applicable Restricted Subsidiary deems reasonable under the circumstances;

(15) Investments made pursuant to commitments in effect on the Issue Date;

(16) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Basket;

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (17) since the Issue Date and then outstanding, do not exceed the greater of (a) $50.0 million and (b) 7.5% of the Issuer’s Consolidated Net Tangible Assets determined at the time of investment; and

(18) performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness) in the ordinary course of business.

In determining whether any Investment is a Permitted Investment, the Issuer may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of Section 4.7.

“Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (1) in which the Person has significant involvement in the day to day operations and management or veto power over significant management decisions or board or management committee representation and (2) of which at least 20.0% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Issuer or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2) Liens in respect of property of the Issuer or any Restricted Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Issuer or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(3) pledges or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance, road transportation and other types of social security regulations;

(4) Liens (i) incurred in the ordinary course of business to secure the performance of tenders, bids, trade contracts, stay and customs bonds, leases, statutory obligations, surety and appeal bonds, statutory bonds, government contracts, performance and return money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (ii) incurred in the ordinary course of business to secure liability for premiums to insurance carriers;

(5) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) Liens arising out of judgments or awards not resulting in a Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(7) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) in the aggregate materially interfering with the conduct of the business of the Issuer and its Restricted Subsidiaries and not materially impairing the use of such Real Property in such business;

(8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(10) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(11) any interest or title of a lessor under any lease entered into by the Issuer or any Restricted Subsidiary in accordance with this Indenture;

(12) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignments of goods or transfers of accounts, in each case to the extent not securing performance of a payment or other obligation;

(13) Liens securing Indebtedness permitted to be incurred and then-outstanding pursuant to Section 4.9(b)(2);

(14) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(15) Liens securing Specified Cash Management Agreements entered into in the ordinary course of business;

(16) Liens in favor of the Issuer or a Guarantor;

(17) Liens on Collateral securing Indebtedness and other obligations under Debt Facilities incurred and then outstanding pursuant to Section 4.9(b)(1), including, without limitation, loans, obligations in respect of letters of credit, related to Hedging Obligations and related Specified Cash Management Agreements; provided, that any such Indebtedness may be Pari Passu ABL Lien Indebtedness or Pari Passu Notes Lien Indebtedness;

(18) Liens arising pursuant to Purchase Money Indebtedness or Capital Lease Obligations; provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100.0% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and do not encumber any other property of the Issuer or any Restricted Subsidiary;

(19) Liens securing Acquired Indebtedness; provided that such Indebtedness was not initially incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or being acquired or merged into the Issuer or a Restricted Subsidiary of the Issuer and such Liens do not extend to assets not subject to such Lien at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(20) Liens on property of a Person existing at the time such Person is acquired or amalgamated or merged with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(21) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary of the Issuer to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(22) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.9;

(23) licenses of Intellectual Property Collateral granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(25) Liens in favor of the Trustee or Notes Collateral Agent as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee or by the Notes Collateral Agent in its capacity as Notes Collateral Agent;

(26) Liens on assets of any non-Guarantor Subsidiary to secure Indebtedness of such non-Guarantor Subsidiary incurred pursuant to Section 4.9(b)(16);

(27) Liens existing on the Issue Date (other than Liens securing the Debt Facilities);

(28) other Liens with respect to obligations which do not in the aggregate exceed at any time outstanding the greater of (a) $50.0 million and (b) 7.5% of the Issuer’s Consolidated Net Tangible Assets determined at the time of incurrence of such obligation; and

(29) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (13), (18), (19), (20), (26), and (27) above and this clause (29); provided that such Liens do not extend to any additional assets (other than improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and the amount of such Indebtedness is not increased except as necessary to pay premiums or expenses incurred in connection with such refinancing and has no greater priority relative to Notes and the Guarantees and the holders of such Indebtedness secured by such Liens have no greater intercreditor rights relative to the Notes and the Guarantees than the original Liens and related Indebtedness and the holders thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) the amount of such Indebtedness shall not exceed such purchase price or cost.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer (or any direct or indirect parent of the Issuer to the extent the net proceeds therefrom are contributed to the common equity capital of the Issuer or used to purchase Qualified Equity Interests of the Issuer), other than (a) any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors, trustees or employees, or (b) public offerings with respect to the Issuer’s Qualified Equity Interests (or options, warrants or rights with respect thereto) registered on Form S-4 or S-8.

“Prospectus Supplement” means the Issuer’s Prospectus Supplement dated January 19, 2023 relating to the Units.

“Rating Agencies” means Moody’s and S&P.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligor of the Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) no earlier than 91 days after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired for value within one year of the incurrence of the Refinancing Indebtedness.

“Refinancing Transactions” shall have the meaning set forth in the Prospectus Supplement.

“Replacement Assets” means (1) as used in connection with any ABL Priority Collateral, current tangible assets, and, as used in connection with any Notes Priority Collateral, any non-current tangible or intangible assets that, in each case, will be used or useful in a Permitted Business or (2) all or substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Domestic Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary).

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” means any of the following:

(1) the payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of its Equity Interests on a pro rata basis or a basis more favorable to the Issuer);

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer);

(3) any Investment other than a Permitted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any such payment made within one year of any such scheduled maturity or scheduled repayment or sinking fund payment and other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary permitted under clause (6) of the definition of “Permitted Indebtedness” in Section 4.9(b) of this Indenture).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings or any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means all Indebtedness for borrowed money and all obligations in the form of loans, notes, bonds, debentures or other similar instruments that are secured by a Lien.

“Secured Obligations” means, subject to the terms and conditions in the Intercreditor Agreement, (i) all obligations under this Indenture and the Notes and (ii) all Pari Passu Notes Lien Indebtedness.

“Secured Representative” means:

(1) in the case of the Indenture and the Notes, the Trustee; or

(2) in the case of any series of Pari Passu Notes Lien Indebtedness, any trustee, agent or representative thereof designated as such in the respective agreement or instrument governing such series of Pari Passu Notes Lien Indebtedness.

“Security Documents” means the Intercreditor Agreement, each joinder or other agreement pursuant to which holders of other Pari Passu Notes Lien Indebtedness become parties thereto, and all security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor (including, without limitation, financing statements under the Uniform Commercial Code of the relevant state) creating (or purporting to create) a Lien upon Collateral in favor of the Notes Collateral Agent or other agent or representative of Pari Passu Notes Lien Indebtedness or notice of such pledge, grant or assignment is given, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Intercreditor Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Separated Notes” means the Notes that have been separated from the Units in accordance with the terms of the Unit Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date.

“Specified Cash Management Agreements” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Issuer or any Restricted Subsidiary and any lender.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Total Secured Leverage Ratio” means, at any time of determination, the ratio of (i) the outstanding principal amount of Secured Indebtedness to (ii) the Consolidated Cash Flow of the Issuer during the most recent Four-Quarter Period ending on or prior to the date of determination; provided that such Total Secured Leverage Ratio shall be determined on a pro forma basis in a manner consistent with the definition of Consolidated Interest Coverage Ratio.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable, clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, and any patent applications in preparation for filing (all of the foregoing being collectively called a “Trade Secret”), including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (“Statistical Release”) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 1, 2026; provided, however, that if the period from the redemption date to February 1, 2026 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 1, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“United States” or “U.S.” means the United States of America.

“Units” means the units, each consisting of (i) $1,000 principal amount of the Notes and (ii) five shares of the Issuer’s Common Stock.

“Unit Agreement” means the unit agreement, dated as of the Issue Date, by and among the Issuer, the Units Trustee and the Trustee.

“Units Trustee” means U.S. Bank Trust Company, National Association.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.17 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Equity Interests of which (other than directors’ qualifying shares) are owned by the Issuer or another Wholly-Owned Subsidiary.

Section 1.2. Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Act”	12.14
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.13(c)
“Applicable Premium Deficit”	8.8
“Authentication Order”	4.10
“CERCLA”	11.10(f)
“Change of Control Offer”	4.13(b)
“Change of Control Payment Date”	4.13(b)
“Change of Control Purchase Price”	4.13(a)
“Collateral Disposition Offer”	4.10(a)(4)
“Covenant Defeasance”	8.3
“Coverage Ratio Exception”	4.9(a)
“Deposit Trustee”	8.5
“Designation”	4.17(a)
“Designation Amount”	4.17(a)
“EDGAR”	4.3(a)
“Event of Default”	6.1
“Excess Cash Flow Offer”	4.14(a)
“Excess Collateral Proceeds”	4.10(a)(4)
“Excess Proceeds”	4.10(c)(2)
“Initial Notes Certificated Note”	2.1
“Legal Defeasance”	8.2
“Note Amount”	4.10(c)(1)
“Net Proceeds Offer”	4.10(c)(1)
“Net Proceeds Offer Amount”	4.10(d)
“Net Proceeds Offer Period”	4.10(d)
“Net Proceeds Purchase Date”	4.10(d)
“Pari Passu Offer”	4.10(c)(2)
“Permitted Indebtedness”	4.9(b)
“Redesignation”	4.17(b)
“Registrar”	2.3
“Reinstatement Date”	4.18(b)
“Restricted Payments Basket”	4.7(a)
“Separated Notes Global Note”	2.1
“Successor”	5.1(a)
“Suspended Covenants”	4.18(a)
“Suspension Date”	4.18(a)
“Suspension Period”	4.18(b)

Section 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, and a term used herein that is defined by the TIA, either directly or by reference therein, shall have the meaning assigned to it therein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless the context otherwise requires, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

Section 1.4. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

(1) “Commission” means the SEC;

(2) “indenture securities” means the Notes;

(3) “indenture security holder” means a Holder of a Note;

(4) “indenture to be qualified” means this Indenture;

(5) “indenture trustee” or “institutional trustee” means the Trustee; and

(6) “obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Notes Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

ARTICLE II

THE NOTES

Section 2.1. Form and Dating. The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Initial Notes shall be issued initially in the form of (i) a certificated Note representing the initial Notes forming a part of the Units in an aggregate principal amount equal to $300,000,000 (the “Initial Notes Certificated Note”), registered in the name of the Units Trustee and deposited with the Units Trustee as custodian, and (ii) a Global Note representing Separated Notes in an initial aggregate principal amount equal to $0 (the “Separated Notes Global Note”), registered in the name of the Depositary or a nominee of the Depositary and deposited with the Note Custodian, which in each case shall be duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each of the Initial Notes Certificated Note and the Separated Notes Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note or a certificated Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

Section 2.2. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuer signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Officers’ Certificate and an Opinion of Counsel, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

Section 2.3. Registrar; Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent, at its Corporate Trust Office.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

Section 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal or premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any of its Subsidiaries) shall have no further liability for such money. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Issuer shall otherwise comply with TIA Section 312(a).

Section 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note shall be (i) deposited with the Trustee as custodian for DTC and (ii) registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interest in each Global Note shall be limited to Participants in the Depositary or persons who hold interests through Participants.

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice, (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes or (iii) the Issuer, in its sole discretion, notifies the Trustee that it elects to cause the issuance of certificated Notes.

(c) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof. The Initial Notes Certificated Note shall bear the Initial Notes Certificated Note Legend. Any Note issued with original issue discount for U.S. federal income tax purposes will also bear the OID Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and certificated Notes at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any documentary, stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.6, Section 4.10, Section 4.13, Section 4.14 or Section 9.5).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) None of the Issuer, the Trustee or the Registrar is required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(9) In connection with any proposed exchange of a certificated Note for a Global Note, the Issuer or the Depositary shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by an Officer of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on any payment date, money sufficient to pay the amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

Section 2.10. Temporary Notes. Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by one Officer of the Issuer. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its retention policy then in effect, and certification of their disposal delivered to the Issuer upon its written request therefor.

Section 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee in writing of any such date. At least 15 days before the special record date, the Issuer (or, at the request of the Issuer, the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

Section 2.13. Computation of Interest. Interest, if any, on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.14. CUSIP Numbers and ISINs. The Issuer in issuing the Notes may use “CUSIP” numbers and “ISINs”, and if it does so, the Trustee shall use the CUSIP number and/or ISIN in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number and/or ISIN printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in any CUSIP number and/or ISIN.

Section 2.15. Special Separation Provisions for Initial Notes.

(a) Upon receipt by the Registrar of (x) an appropriately completed holder separation notice in the form contemplated by the Unit Agreement and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Separated Notes Global Note in an amount equal to the principal amount of the beneficial interest in the Initial Notes Certificated Note to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such Initial Notes Certificated Note in an amount equal to the principal amount of the beneficial interest in such Initial Notes Certificated Note to be so separated.

(b) In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clause (a) of this Section 2.15 above and such other procedures as may from time to time be adopted by the Issuer and notified to the Trustee in writing.

(c) General. By its acceptance of any Note bearing the Initial Notes Certificated Note Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Initial Notes Certificated Note Legend and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

Section 2.16. Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes, in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, first interest payment date, first date from which interest will accrue and transfer restrictions; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12; provided, further, that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(3) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officers’ Certificate and Opinion of Counsel, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

Section 2.17. Units. The Initial Notes will form a part of the Units and will be separable from the Units pursuant to the terms of the Unit Agreement. For so long as the Initial Notes form a part of the Units, payments on the Initial Notes will be made to holders of the Units pursuant to the Unit Agreement.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.1. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least five Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date and (iii) principal amount of Notes to be redeemed.

Section 3.2. Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders on a pro rata basis (except that any Notes represented by a Global Note will be redeemed by such method the Depositary may require); provided, however that no Notes of $2,000 in original principal amount or less shall be selected for redemption in part.

On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on Notes or portions of them called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture (including accrued and unpaid interest on the Notes to be redeemed). The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have minimum denominations larger than $2,000.

Section 3.3. Notice of Optional Redemption. The Issuer shall deliver or cause to be delivered in accordance with Section 12.2, a notice of optional redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least 15 days but not more than 60 days before a redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in connection with a defeasance or discharge of this Indenture pursuant to Article VIII). Any notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if as determined in good faith by the Issuer, any or all of such conditions will not be satisfied. The Issuer will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The notice shall identify the Notes to be redeemed (including “CUSIP” numbers and corresponding “ISINs”, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

Section 3.4. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions specified in the notice of redemption and as further contemplated by the first paragraph of Section 3.3.

Section 3.5. Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.

If Notes called for redemption are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption date, and interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, and interest, if any, shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest, if any, not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

Section 3.6. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

Section 3.7. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to February 1, 2026 at the option of the Issuer, upon notice as provided in Section 3.3, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium, and accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date). The Issuer will calculate the Treasury Rate and Applicable Premium and, prior to the redemption date, provide an Officers’ Certificate to the Trustee setting forth the Treasury Rate and the Applicable Premium and showing the calculation of each in reasonable detail.

(b) At any time or from time to time on or after February 1, 2026, the Issuer, at its option, may redeem the Notes in whole or in part, upon notice as provided in Section 3.3, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date), if redeemed during the periods indicated below:

Year	Redemption Price
February 1, 2026 to January 31, 2027	106.500%
February 1, 2027 to October 31, 2027	103.250%
November 1, 2027 and thereafter	100.000%

(c) At any time prior to February 1, 2026, during each twelve-month period beginning on the Issue Date, the Issuer, at its option, may redeem up to 10% of the aggregate principal amount of Notes outstanding upon notice as described in Section 3.3 at a purchase price equal to 103.0% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

(d) At any time or from time to time prior to February 1, 2026, the Issuer, at its option, may on any one or more occasions redeem up to 35.0% of the principal amount of the outstanding Notes issued under this Indenture (including any Additional Notes issued after the Issue Date), upon notice as provided in Section 3.3, with cash in an amount not greater than the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 113.0% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date (but excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 180 days after the date of the closing of any such Qualified Equity Offering.

(e) The Issuer may acquire Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws.

ARTICLE IV

COVENANTS

Section 4.1. Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.2. Maintenance of Office or Agency. The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office, provided, that no office of the Trustee shall be a place for service of legal process for the Issuer and Guarantors.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

Section 4.3. Provision of Financial Information.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders, or, to the extent permitted by the SEC, file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (or any successor system) within the time periods specified in the SEC’s rules and regulations after giving effect to any applicable grace periods therein:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided that the above information will not be required to contain (a) the separate financial information for Guarantors as contemplated by Rule 3-10 of Regulation S-X, (b) any financial statements of unconsolidated subsidiaries or 50% or less owned persons as contemplated by Rule 3-09 of Regulation S-X, (c) any information contemplated by Rule 3-16 of Regulation S-X, (d) any schedules required by Regulation S-X, or (e) in each such case, any successor provisions. If the Issuer becomes a Subsidiary of any parent company, which parent company provides a guarantee of the Notes, then the reports required to be filed pursuant to this covenant by the Issuer may instead by filed by such parent in lieu thereof.

(b) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, and such Unrestricted Subsidiaries, individually or taken together, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.3(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.

(c) So long as any Notes are outstanding (unless restricted by law, including in connection with any proposed securities offering), the Issuer will also:

(1) not later than 15 Business Days after filing or furnishing a copy of each of the reports referred to in clause (1) of Section 4.3(a) with the SEC or the Trustee and the Holders, hold a conference call to discuss the results of operations for the relevant reporting period, with the opportunity to ask questions of management (the Issuer may satisfy the requirements of this clause (1) by holding the required conference call within the time period required by this clause (1) as part of any earnings call of the Issuer or any parent); and

(2) issue a press release or otherwise publicly announce no fewer than two Business Days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Issuer to contact the appropriate person at the Issuer to obtain such information.

(d) To the extent the Issuer is not required to file any of the reports required by Section 4.3 with the SEC, the Issuer shall (i) maintain a public website on which the reports required by Section 4.3 are posted along with details regarding the times and dates of conference calls required above and information on how to obtain access to such conference calls or (ii) file such reports electronically with the SEC through EDGAR (or any successor system).

(e) Any and all Defaults arising from a failure to furnish in a timely manner any information or notice required by this covenant shall be deemed cured (and the Issuer shall be deemed to be in compliance with this covenant) upon furnishing such information or notice as contemplated by this covenant (but without regard to the date on which such information or notice is so furnished).

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other person’s compliance with any of the covenants in this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other person’s compliance with any of the covenants described herein or to determine whether such reports, information or documents have been posted on any website or other online data system or filed with the SEC through EDGAR (or other applicable system) or to participate in any conference calls.

Section 4.4. Compliance Certificate. The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2023, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee and the Notes Collateral Agent, within 30 days after upon any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.5. Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.6. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee and the Notes Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Payment Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to Section 4.7(b)(2) through (12)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A) 50.0% of Consolidated Net Income of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) commencing on January 1, 2023 (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit), plus

(B) 100.0% of the aggregate net cash proceeds received by the Issuer or its Restricted Subsidiaries on or after the Issue Date, as a contribution to the Issuer’s common equity capital or from the issue or sale of Qualified Equity Interests of the Issuer, plus

(C) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made by the Issuer after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to 100.0% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment, plus

(D) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Indenture;

(2) any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance and sale of Qualified Equity Interests;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.9 and the other terms of this Indenture;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (A) at a purchase price not greater than 101.0% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.13, (B) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with provisions similar to Section 4.10 or (C) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with the provisions similar to the covenant described in Section 4.14; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer, Net Proceeds Offer, Collateral Disposition Offer or Excess Cash Flow Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer, Net Proceeds Offer, Collateral Disposition Offer or Excess Cash Flow Offer;

(5) so long as no Default has occurred and is continuing or would result therefrom, the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $5.0 million during any calendar year (with unused amounts in any calendar year being carried forward to succeeding calendar years; provided that such amount in any calendar year shall not exceed $10.0 million) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer or any Restricted Subsidiary, not to exceed $2.5 million in the aggregate, in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.7 or any other provision of this Indenture;

(6) (A) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Issuer or other convertible securities to the extent such Equity Interests of the Issuer represent a portion of the exercise or exchange price thereof and (B) any repurchase, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or similar rights;

(7) so long as no Payment Default or Event of Default has occurred and is continuing or would result therefrom, dividends or distributions on Disqualified Equity Interests of the Issuer or any Restricted Subsidiary or on any Preferred Stock of any Restricted Subsidiary, in each case issued in compliance with Section 4.9 to the extent such dividends or distributions are included in the definition of Consolidated Interest Expense;

(8) the payment of cash in lieu of fractional Equity Interests of the Issuer;

(9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with Section 5.1;

(10) cash distributions by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer;

(11) [Reserved]; or

(12) so long as no Payment Default or Event of Default has occurred and is continuing or would result therefrom, payment of other Restricted Payments from time to time in an aggregate amount since the Issue Date not to exceed $35.0 million;

provided that no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2) or (5)(B) above shall increase the Restricted Payments Basket to the extent of such payment.

For the purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made. The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the assets or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.8. Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);

except for, in each case:

(1) encumbrances or restrictions existing under the ABL Credit Agreement or any other agreements existing on the Issue Date;

(2) encumbrances or restrictions existing under this Indenture, the Notes and the Guarantees, the Intercreditor Agreement and the Security Documents;

(3) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Issuer or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(4) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(5) any amendment, restatement, modification, renewal, increases, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (4), (10) or this clause (5); provided, however, that such amendments, restatements, modifications, renewals, increases, supplements, refunding, replacements or refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in such clauses on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(6) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(7) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(8) in the case of clause (c) above, Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under this Indenture, to any Person pending the closing of such sale;

(10) (A) any other agreement governing Indebtedness or other obligations entered into after the Issue Date that contains encumbrances and restrictions that in the good faith judgment of the Issuer are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date or those contained in this Indenture, the Notes and the Guarantees or (B) any such encumbrance or restriction contained in agreements or instruments governing such Indebtedness is customary and does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer in good faith, to make scheduled payments of cash interest and principal on the Notes when due;

(11) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements entered into in the ordinary course of business that restrict the disposition or distribution of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar Person;

(12) Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof incurred in compliance with Section 4.9 that imposes restrictions of the nature described in Section 4.8(c) on the assets acquired;

(13) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(14) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property so acquired;

(15) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (B) the Issuer determines that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors or senior management of the Issuer, whose determination shall be conclusive; and

(16) supermajority voting requirements existing under corporate charters, by-laws, stockholders agreements and similar documents and agreements.

Section 4.9. Limitation on Additional Indebtedness.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the Issuer’s Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding the above, each of the following incurrences of Indebtedness shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer or any Restricted Subsidiary under one or more Debt Facilities in an aggregate principal amount at any time outstanding, including the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) not to exceed the greatest of (A) $200.0 million, (B) the sum of $100.0 million plus 30.0% of the Issuer’s Consolidated Net Tangible Assets determined at the time of incurrence, and (C) the Borrowing Base as in effect at the time of incurrence;

(2) Indebtedness represented by:

(A) the Initial Notes (excluding any Additional Notes) and the related Guarantees of the Notes;

(B) additional Pari Passu Notes Lien Indebtedness in an aggregate principal amount (including any other then-outstanding Pari Passu Notes Lien Indebtedness (other than the Notes)) not to exceed an amount such that, after giving effect to such incurrence and the use of proceeds thereof, the Pari Passu Lien Leverage Ratio would not exceed 2.0 to 1.0; and

(C) Junior Lien Indebtedness in an aggregate principal amount (including any other then-outstanding Junior Lien Indebtedness) not to exceed an amount such that, after giving effect to such incurrence and the use of proceeds thereof, the Total Secured Leverage Ratio would not exceed 2.5 to 1.0;

provided, further, that in the case of clauses 2(B) and 2(C) above, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such incurrence;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1), (2), (4), (5), (6), (7) and (9) of this Section 4.9(b));

(4) guarantees by (A) the Issuer or any Guarantor of Indebtedness permitted to be incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantees, as the case may be, and (B) guarantees of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors in accordance with the provisions of this Indenture;

(5) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary in the ordinary course of business and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (A) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.9, and (B) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(6) Indebtedness of the Issuer owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided, however, that

(A) if the Issuer is the obligor on Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(B) if a Guarantor is the obligor on such Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; and

(C) (i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Issuer or any other Restricted Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or any other Restricted Subsidiary shall be deemed, in each case of this clause (C), to constitute an incurrence of such Indebtedness not permitted by this clause (6);

(7) Indebtedness in respect of workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance (including the financing of any insurance premiums), take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance (including the financing of any insurance premiums), take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds;

(8) Purchase Money Indebtedness or Capitalized Lease Obligations incurred by the Issuer or any Restricted Subsidiary in an aggregate principal amount, taken together with Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding the greater of (A) $50.0 million and (B) 7.5% of the Issuer’s Consolidated Net Tangible Assets determined at the time of incurrence;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or with respect to Indebtedness incurred pursuant to clause (2), (3) or (8) above, this clause (11), clause (15) or clause (16) below;

(12) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition;

(13) additional Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and then outstanding, will not exceed the greater of (A) $50.0 million and (B) 7.5% of the Issuer’s Consolidated Net Tangible Assets determined at the time of incurrence;

(14) Indebtedness in respect of Specified Cash Management Agreements entered into in the ordinary course of business;

(15) Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by the Issuer or any Restricted Subsidiary, or merged or consolidated with or into the Issuer or any Restricted Subsidiary or incurred by the Issuer or any Restricted Subsidiary to finance any such acquisition or merger; provided, however, that at the time such Person or assets is/are acquired by the Issuer or a Restricted Subsidiary, or merged or consolidated with the Issuer or any Restricted Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (15) and any other related Indebtedness, either (A) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (B) the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such acquisition, merger or consolidation; and

(16) Indebtedness of non-Guarantor Subsidiaries not to exceed $50.0 million at any one time outstanding.

(c) For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described (except that Indebtedness incurred under the ABL Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (b)(1) above and may not be reclassified), and may later reclassify any item of Indebtedness described in clauses (b)(1) through (b)(16) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.9, (i) guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued.

(e) For the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(f) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.9, the Issuer shall be in Default of this Section 4.9).

Section 4.10. Limitation on Asset Sales.

(a)

(1) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale of Collateral unless:

(A) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Sale) of the Collateral subject to such Asset Sale;

(B) at least 75.0% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Replacement Assets of a type which would constitute (x) Notes Priority Collateral in the case of an Asset Sale of Notes Priority Collateral or (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral (which in both cases are thereupon with their acquisition added to the Collateral securing the notes) or (D) any combination of the foregoing; and

(C) to the extent that any consideration from such Asset Sales received by the Issuer or such Restricted Subsidiary, as the case may be, constitutes securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes (as Notes Priority Collateral or ABL Priority Collateral, as applicable) in the manner provided for in this Indenture or any of the Security Documents.

In the case of any Asset Sale of Collateral pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of this Section 4.10(a)(1)(A) or (a)(1)(B).

(2) If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale of Collateral is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10.

(3) Subject to the terms of the Intercreditor Agreement, within 365 days of the date of such Asset Sale of Collateral, the Issuer or any Guarantor, as the case may be, may (1) use any Net Available Proceeds received from Asset Sales of ABL Priority Collateral to repay, redeem, retire, defease, replace, refinance or repurchase any ABL Obligations, (2) use any Net Available Proceeds received from Asset Sales of Notes Priority Collateral to repay, redeem, retire, defease, replace, refinance or repurchase Secured Obligations; provided that if the Issuer or a Restricted Subsidiary repays, redeems or repurchases any Secured Obligations other than the Notes, the Issuer or such Restricted Subsidiary must equally and ratably redeem or repurchase (or offer to repurchase) the Notes, at the Issuer’s option, as provided for in Section 3.7, through open market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued and unpaid interest, if any) or by making an offer to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest (and such offer shall be deemed for purposes of this Section 4.10 to be a use of proceeds from an Asset Sale equal to the aggregate amount of Net Available Proceeds offered to the Holders of Notes, whether or not the offer is accepted by any or all Holders of Notes), or (3) invest any Net Available Proceeds received from Asset Sales of Collateral in Replacement Assets that would constitute (x) Notes Priority Collateral in the case of an Asset Sale of Notes Priority Collateral and (y) ABL Priority Collateral or Notes Priority Collateral in the case of an Asset Sale of ABL Priority Collateral, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Notes; provided that the Replacement Assets shall not include the Equity Interests of Foreign Subsidiaries for purposes of the requirement unless the relevant Asset Sale consisted of the sale of Equity Interests of a Foreign Subsidiary.

(4) Any Net Available Proceeds from Asset Sales of Collateral that are not applied or invested as provided in this subsection (A) will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $30.0 million, the Issuer will be required to make an offer (a “Collateral Disposition Offer”) to all Holders of Notes to purchase the maximum principal amount of the Notes (on a pro rata basis, except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require) and, if required by the terms of any other Pari Passu Notes Lien Indebtedness, to the Holders of such Pari Passu Notes Lien Indebtedness (on a pro rata basis), to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Pari Passu Notes Lien Indebtedness, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, in accordance with the procedures set forth in this Indenture in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof with respect to the Notes. To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer (together with, if required by the terms of any other Pari Passu Notes Lien Indebtedness, the amount of Pari Passu Notes Lien Indebtedness tendered pursuant to any similar requirement), is less than the Excess Collateral Proceeds, the Issuer may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders of the Notes and, if required by the Holders of Pari Passu Notes Lien Indebtedness, Holders of any Pari Passu Notes Lien Indebtedness exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Notes Lien Indebtedness to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes Lien Indebtedness. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero. The Issuer may make a Collateral Disposition Offer if

Excess Collateral Proceeds are less than $30 million and prior to 365 days after an Asset Sale of Collateral. Notwithstanding the foregoing, to the extent that any Net Available Proceeds or Excess Collateral Proceeds are required to be applied to prepay Indebtedness under the ABL Credit Agreement or other Pari Passu ABL Lien Indebtedness, the Issuer may make a prepayment with respect to such Indebtedness out of such Net Available Proceeds or Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest, if any, to, but excluding, the date of prepayment (and correspondingly reduce commitments with respect to the ABL Credit Agreement or other Pari Passu ABL Lien Indebtedness if such repayment is made with the proceeds of Notes Priority Collateral).

(5) Pending the final application of any such Net Available Proceeds in accordance with Section 4.10(a)(3) and (a)(4), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(b)

(1) The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale (other than Asset Sales of Collateral, which shall be treated in the manner set forth in Section 4.10(a) above) unless:

(A) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Sale) of the Equity Interest or assets subject to such Asset Sale;

(B) either (x) at least 75.0% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or a combination thereof or (y) the Fair Market Value of the aggregate of all non-cash consideration for all Asset Sales since the Issue Date would not exceed 5.0% of the Consolidated Net Tangible Assets of the Issuer after giving effect to such Asset Sale,

(i) in the case of any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of Section 4.10(b)(1)(A) or (b)(1)(B);

(ii) if at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10; and

(C) within 365 days following such Asset Sale, an amount equal to 100% of the Net Available Proceeds from such Asset Sale is applied by the Issuer or such Restricted Subsidiary, as the case may be, as follows (it being understood that actions under clause (ii), (iii) or (iv) may occur prior to actions under clause (i) during such 365-day period):

(i) to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Equity Interests or Subordinated Indebtedness) (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer, unless such Affiliate only sells its pro rata portion of any Notes acquired by the Issuer in any open market purchases or pursuant to any offer to purchase Notes) within 365 days after the date of such Asset Sale;

(ii) to the extent the Issuer or such Restricted Subsidiary elects to acquire all or substantially all of the properties and assets of a Person in a Permitted Business, to acquire any capital stock of a Person in a Permitted Business if said Person becomes a Restricted Subsidiary, to acquire other assets that are used or useful in a Permitted Business, to make an Investment in assets that will be used or useful in a Permitted Business or to reinvest in assets of or usable in a Permitted Business (including equity securities of a Permitted Business) (including by means of an investment in such assets by a Restricted Subsidiary with Net Available Proceeds received by the Issuer or another Restricted Subsidiary) within 365 days from the date of such Asset Sale (provided that any assets so acquired will become part of the Collateral as (x) Notes Priority Collateral to the extent such assets are of the type that would constitute Notes Priority Collateral or (y) ABL Priority Collateral to the extent such assets are of the type that would constitute ABL Priority Collateral securing the Notes);

(iii) to the extent the Issuer or such Restricted Subsidiary elects to make an investment in a capital expenditure used or useful in a Permitted Business within 365 days after the date of such Asset Sale; provided that to the extent such investment is of a type which would constitute Collateral, such investment is thereupon added to the Collateral as (x) Notes Priority Collateral to the extent such investments is of the type that would constitute Notes Priority Collateral or (y) ABL Priority Collateral to the extent such investment is of the type that would constitute ABL Priority Collateral securing the Notes;

(iv) to make an offer to purchase the Notes and any Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, to, but excluding, the purchase date; and

(v) to the extent of the balance of such Net Available Proceeds after application in accordance with clauses (i), (ii), (iii) and (iv) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any corporate purpose;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i) or (iv) above, the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased (other than Indebtedness under an asset-based debt facility, so long as the asset sold in such Asset Sale constituted part of the borrowing base of such facility prior to such Asset Sale); provided, further, that pending the final application of any such Net Available Proceeds in accordance with this clause (C), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

(2) In the case of Section 4.10(a)(3) or Section 4.10(b)(1)(C), if, during the 365-day period following the date of the Asset Sale, the Issuer or such Restricted Subsidiary enters into a written agreement committing it to apply such Net Available Proceeds in accordance with the requirements of Section 4.10(a)(3) or Section 4.10(b)(1)(C) after such 365-day period, then such 365-day period will be extended with respect to the amount of Net Available Proceeds so committed for a period not to exceed 180 days, until such Net Available Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be.

(c) In the event of an Asset Sale that requires the purchase of Notes or in which the Issuer elects to purchase Notes pursuant to Section 4.10(b)(1)(C)(iv), the Issuer will be required to apply such Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(1) the Issuer will make an offer to purchase (a “Net Proceeds Offer”) within ten Business Days of such time from all Holders of Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness; and

(2) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuer will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, to, but excluding, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture with respect to the Net Proceeds Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Indebtedness tendered pursuant to the Net Proceeds Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Issuer for use in accordance with clause (b)(1)(C)(v) above. The Issuer shall only be required to make an Net Proceeds Offer for Notes pursuant to this Section 4.10 if the Net Available Proceeds available therefor (after application of the proceeds as provided in clauses (b)(1)(C)(i), (b)(1)(C)(ii) and (b)(1)(C)(iii) above) (the “Excess Proceeds”) exceeds $30.0 million (and any lesser amounts shall be carried forward for purposes of determining whether an Net Proceeds Offer is required with respect to the Net Available Proceeds from any subsequent Asset Sale). Upon completion of any such Net Proceeds Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer may make a Net Proceeds Offer if Excess Proceeds are less than $30 million and prior to 365 days after an Asset Sale.

(d) The Collateral Disposition Offer or Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Issuer will purchase the principal amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, required to be purchased pursuant to this Section 4.10 (the “Net Proceeds Offer Amount”) or, if less than the Net Proceeds Offer Amount has been so validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or the Net Proceeds Offer, as applicable.

(e) If the Net Proceeds Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Net Proceeds Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders of Notes who tender Notes pursuant to the Collateral Disposition Offer or Net Proceeds Offer.

(f) On or before the Net Proceeds Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, or portions of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn, in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof in the case of the Notes. The Issuer or the applicable tender agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Net Proceeds Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and, in the case of Notes in non-global form, the Issuer will promptly issue a new Note, and the Trustee, upon delivery of a written order signed by an officer of the Issuer (an “Authentication Order”) from the Issuer, such Authentication Order will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Collateral Disposition Offer or Net Proceeds Offer, as the case may be, on the Net Proceeds Purchase Date.

(g) For purposes of Sections 4.10(a)(1)(B) and 4.10(b)(1)(B) and for no other purpose, the following shall be deemed to be cash:

(1) the amount (without duplication) of any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) (other than Subordinated Indebtedness or intercompany Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to a written agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor;

(2) the amount of any securities, notes or other obligations received from such transferee that are within 180 days after such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash actually so received);

(3) any assets or Equity Interests of the kind referred to in clause (b)(1)(C)(ii) and (b)(1)(C)(iii) of this Section 4.10;

(4) accounts receivable of a business retained by the Issuer or any Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable; and

(5) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e), not to exceed an amount equal to 5.0% of the Issuer’s Consolidated Net Tangible Assets (determined at the time of receipt of such Designated Non-cash Consideration), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(h) Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.13 and/or Section 5.1 and not by this Section 4.10.

(i) The Issuer shall reasonably determine in its sole discretion in good faith whether, and to what extent, the Net Available Proceeds of an Asset Sale is attributable to Notes Priority Collateral or ABL Priority Collateral or is invested in Notes Priority Collateral or ABL Priority Collateral, taking into account all relevant factors. In the event that ABL Priority Collateral and Notes Priority Collateral (and/or other assets not constituting Collateral) is disposed of in a single transaction or series of related transactions in which the aggregate sales price or purchase price is not allocated between the ABL Priority Collateral and Notes Priority Collateral (and/or other assets not constituting Collateral), including in connection with the sale of a Guarantor which owns assets constituting both ABL Priority Collateral and Notes Priority Collateral (and/or other assets not constituting Collateral), then, solely for purposes of this Indenture, the portion of the aggregate sales price deemed to be Net Available Proceeds from the ABL Priority Collateral, on the one hand, and Notes Priority Collateral, on the other hand (and/or proceeds of other assets not constituting Collateral), or the portion of the purchase price deemed to be invested in ABL Priority Collateral or Notes Priority Collateral, as the case may be (and/or other assets not constituting Collateral), shall be reasonably allocated by the Issuer in its sole discretion in good faith, taking into account all relevant factors.

(j) The Issuer shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Collateral Disposition Offer or a Net Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11. Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”) involving aggregate payments or consideration to or from the Issuer or a Restricted Subsidiary in excess of $5.0 million with respect to any single transaction or series of related transactions, unless:

(1) the terms of such Affiliate Transaction either (i) are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate, or (ii) if in the good faith judgment of the Issuer’s Board of Directors or senior management no comparable transaction is available with which to compare such Affiliate Transaction, are otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view; and

(2) the Issuer delivers to the Trustee, (i) with respect to any Affiliate Transaction involving aggregate value in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and (ii) with respect to any Affiliate Transaction involving aggregate value in excess of $40.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and which sets forth and authenticates a resolution that has been approved by the Board of Directors of the Issuer, including a majority of the disinterested members of the Board of Directors of the Issuer, if any.

(b) The foregoing restrictions shall not apply to:

(1) transactions to the extent between or among (i) the Issuer and one or more Restricted Subsidiaries or (ii) Restricted Subsidiaries;

(2) reasonable director, trustee, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan), payments or loans (or cancellation of loans) to employees of the Issuer and indemnification arrangements, in each case, as determined in good faith by the Issuer’s Board of Directors or senior management;

(3) Permitted Investments or any Restricted Payments which are made in accordance with Section 4.7;

(4) any agreement in effect on the Issue Date or as thereafter amended or replaced in any manner that, taken as a whole, is not materially less advantageous to the Issuer than such agreement as it was in effect on the Issue Date;

(5) any transaction with a Person (other than an Unrestricted Subsidiary of the Issuer) which would constitute an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors of the Issuer or the senior management of the Issuer, such transactions are on terms not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(7) the issuance or sale of any Qualified Equity Interests of the Issuer and the granting of registration and other customary rights in connection therewith to, or the receipt of capital contributions from, Affiliates of the Issuer;

(8) payments to an Affiliate in respect of the Notes or any other Indebtedness of the Issuer or any of its Restricted Subsidiaries on the same basis as concurrent payments are made or offered to be made in respect thereof to non-Affiliates;

(9) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.11(a);

(10) any transaction where the only consideration paid by the Issuer or the relevant Restricted Subsidiary is Qualified Equity Interests of the Issuer;

(11) transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer, and such director is the sole cause for such Person to be deemed an Affiliate of the Issuer or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other Person; and

(12) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis.

Section 4.12. Limitation on Liens.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind (other than Permitted Liens) upon any of their property or assets (including Equity Interests of any Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness, unless:

(1) if the Issuer or any Guarantor, directly or indirectly, shall create, incur, assume or permit or suffer to exist any Lien of any kind upon any of their property or assets (including Equity Interests of any Subsidiary), whether owned at the Issue Date or thereafter acquired, (x) in the case of Liens securing any of the ABL Obligations, Pari Passu ABL Lien Indebtedness or Pari Passu Notes Lien Indebtedness, the Issuer or such Guarantor, as the case may be, shall, contemporaneously with the incurrence of such Lien, grant at least a first- or second-priority Lien consistent with the relative Lien priority set forth in the Intercreditor Agreement subject to Permitted Liens, upon such property or asset as security for the Notes and the Guarantees pursuant to the Intercreditor Agreement and any other applicable intercreditor agreement, (y) in the case of Liens securing Junior Lien Obligations, the Issuer or such Guarantor, as the case may be, shall, contemporaneously with the incurrence of such Lien, grant a priority Lien relative to such Junior Lien Obligations subject to Permitted Liens, upon such property or asset as security for the Notes and the Guarantees pursuant to the Junior Lien Intercreditor Agreement or other applicable intercreditor agreement and (z) to the extent the Issuer or any Guarantor incurs a Lien on any Material Real Property in respect of any Indebtedness (other than pursuant to a Permitted Lien), the Issuer or any such Guarantor shall grant a lien on such Material Real Property for the Notes and the Guarantees that is of at least pari passu lien priority with the Lien securing such other Indebtedness and which mortgage or deed of trust, as applicable, in favor of the Notes Collateral Agent, contains customary terms including customary changes to account for the role of the Notes Collateral Agent and shall provide to the Notes Collateral Agent such other documents as are required to be delivered in connection with the mortgages and deeds of trust securing such other Indebtedness; and

(2) any such Lien granted to secure the Notes pursuant to clause (B) above on property or assets (which property or assets would not otherwise constitute Collateral other than as required by clause (B) above) shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under this Indenture, in which case such Liens shall only be discharged and released upon payment of the Notes or cessation of such Default or Event of Default) or (ii) in the case of any such Lien in favor of any Guarantee, upon the termination and discharge of such Guarantee in accordance with the terms of this Indenture.

Notwithstanding the foregoing, the Issuer and the Guarantors shall not be required to grant a Lien as security for the Notes on any Excluded Securities Collateral.

Section 4.13. Offer to Purchase upon Change of Control.

(a) Upon the occurrence of any Change of Control, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described under Section 3.7, each Holder will have the right, except as provided below, to require that the Issuer purchase all or any portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

(b) Not later than 30 days following any Change of Control, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3) describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

(c) On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered;

(2) accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

A Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any publicly announced Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or an Alternate Offer, as applicable, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price or an Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Purchase Price or an Alternate Offer price, as applicable, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The Issuer shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e- 1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

The provisions under this Indenture relating to the Issuer’s obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.14. Excess Cash Flow Offer.

(a) On each Excess Cash Flow Offer Date (or, if such date does not fall on a Business Day, the next Business Day following such date), the Issuer shall make an offer (an “Excess Cash Flow Offer”) to all Holders of Notes and, if required by the terms of any Pari Passu Notes Lien Indebtedness, to any Holders of any Pari Passu Notes Lien Indebtedness to purchase, prepay or redeem, together on a pro rata basis, the maximum principal amount of Notes and any such Pari Passu Notes Lien Indebtedness (plus all accrued interest (including additional interest, if any) on the Notes and any such Pari Passu Notes Lien Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed using an amount of cash equal to the Excess Cash Flow Amount, if any; provided that the Issuer shall not be required to make an Excess Cash Flow Offer if on such Excess Cash Flow Offer Date the Issuer would not be able to satisfy the Payment Conditions (as defined in the ABL Credit Agreement as in effect on the Issue Date or any equivalent term in the ABL Credit Agreement as in effect from time to time) in respect of an Excess Cash Flow Offer and any purchase, prepayment or redemption of Notes or any such Pari Passu Notes Lien Indebtedness in respect thereof.

(b) The offer price in any Excess Cash Flow Offer will be equal to 100% of the aggregate principal amount of the Notes and any such Pari Passu Notes Lien Indebtedness (or, in respect of any such Pari Passu Notes Lien Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Notes Lien Indebtedness), plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of purchase, prepayment or redemption, subject to the rights of holders of Notes or any such Pari Passu Notes Lien Indebtedness on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase, prepayment or redemption, and will be payable in cash. If the aggregate principal amount of Notes or any such Pari Passu Notes Lien Indebtedness tendered in such Excess Cash Flow Offer exceeds the maximum principal amount of Notes and any such Pari Passu Notes Lien Indebtedness the Issuer offers to purchase in such Excess Cash Flow Offer, the Trustee will select the Notes and the Issuer will select any such Pari Passu Notes Lien Indebtedness to be purchased on a pro rata basis (except that any Notes or any such Pari Passu Notes Lien Indebtedness represented by a global note will be selected by such method as DTC or its nominee or successor may require), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased).

(c) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes or any such Pari Passu Notes Lien Indebtedness pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

Section 4.15. Corporate Existence. Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of the Guarantors in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Guarantor and the rights (charter and statutory), licenses and franchises of the Issuer and the Guarantors; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Guarantors, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.16. Additional Guarantees.

(a) If any Restricted Subsidiary of the Issuer that is not already a Guarantor shall guarantee any Indebtedness of the Issuer or any Guarantor under any Debt Facility (including the ABL Credit Agreement but excluding the Canadian Borrower’s obligations in respect thereof), then the Issuer shall, within 30 days thereof, cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture in substantially the form attached hereto as Exhibit B, pursuant to which such Restricted Subsidiary shall become a Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations set forth in Article X.

(b) Each Restricted Subsidiary that becomes a Guarantor on or after the Issue Date shall, also within five Business Days thereof, become a party to the applicable Security Documents, the Intercreditor Agreement and, to the extent required by this Indenture, shall as promptly as practicable execute and deliver such security instruments, financing statements, certificates, Officers’ Certificates and Opinions of Counsel (to the extent, and substantially in the form, delivered on the Issue Date) as may be necessary to vest in the Notes Collateral Agent a perfected first- or second-priority security interest, as the case may be (subject to Permitted Liens), in properties and assets that constitute Collateral as security for the Notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c) Notwithstanding the foregoing, a Foreign Subsidiary is not required to become a Guarantor hereunder if the accession of such Subsidiary as a Guarantor could reasonably be expected (in good faith by the Issuer but in its sole determination) to result in material adverse tax consequences to the Issuer and its Restricted Subsidiaries and so long as the Holders’ ability to receive payment in full with respect to the Obligations under this Indenture and the Notes will not be impaired (it being understood that the materiality of such adverse tax consequences of guaranteeing the Notes by such Foreign Subsidiary shall be analyzed with respect to the incremental tax burden of the guarantee of the Notes and not the initial guarantee of Indebtedness by such Foreign Subsidiary).

Section 4.17. Limitation on Designation of Unrestricted Subsidiaries. (a) The Board of Directors of the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.7, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be designated as an “Unrestricted Subsidiary” unless:

(A) all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, consist of Non-Recourse Debt, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except for any guarantee of Indebtedness of such Subsidiary by the Issuer or a Restricted Subsidiary that is permitted as both an incurrence of Indebtedness and an Investment (in each case in an amount equal to the amount of such Indebtedness so guaranteed) permitted under Section 4.7 and Section 4.9;

(B) except as permitted by Section 4.11, on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding (other than a guarantee permitted under clause (A) above) with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are not materially less favorable to the Issuer or the Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time from Persons who are not Affiliates of the Issuer; and

(C) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such Person or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results (in each case other than a guarantee permitted under clause (A) above) or to the extent treated as an Investment permitted by Section 4.7.

Any such Designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such Designation and an Officers’ Certificate certifying that such Designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.9 or the Lien is not permitted under Section 4.12, the Issuer shall be in default of the applicable covenant.

(b) The Board of Directors of the Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

Any such Redesignation shall be evidenced to the Trustee by filing with the Trustee an Officers’ Certificate certifying that such Redesignation complies with the foregoing conditions.

Section 4.18. Effectiveness of Covenants.

(a) If:

(1) the Notes have an Investment Grade Rating from either of the Rating Agencies; and

(2) no Default or Event of Default has occurred and is then continuing;

then upon delivery by the Issuer to the Trustee of an Officers’ Certificate to the foregoing effect (the date of delivery of any such Officers’ Certificate, the “Suspension Date”), the Issuer and its Restricted Subsidiaries will thereafter, except as provided below, not be subject to the following covenants (collectively, the “Suspended Covenants”):

(i) Section 4.7;

(ii) Section 4.8;

(iii) Section 4.9;

(iv) Section 4.10;

(v) Section 4.11;

(vi) Section 4.14;

(vii) Section 4.16 (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date);

(viii) Section 4.17; and

(ix) Section 5.1(a)(3).

(b) If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by both Rating Agencies, then the Suspended Covenants will thereafter be reinstated (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until another Suspension Date occurs; provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between any Suspension Date and any Reinstatement Date is referred to as a “Suspension Period.”

(c) On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date so that it is classified under Section 4.09(b)(3) without regard to limitations therein, any Liens incurred during the Suspension Period will be deemed incurred under clause (27) of the definition of Permitted Liens without regard to the limitations therein, and any other contract or arrangement or Investment made or entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Sections 4.08 and 4.11 and the definition of “Permitted Investments.” With respect to Restricted Payments made after the Reinstatement Date, the amount of Restricted Payments made will be calculated as if Section 4.7 had been in effect prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.7(a). During any Suspension Period and until a Reinstatement Date, the dollar amount in the Restricted Payments Basket shall remain fixed at the dollar amount that was available as of the Suspension Date that commenced such Suspension Period.

(d) During any period when the Suspended Covenants are suspended, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e) Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Issuer will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to (a) monitor the rating of the Notes, (b) independently determine or verify if a Suspension Date or Reinstatement Date has occurred, (c) notify the Holders of any Suspension Date or Reinstatement Date or (d) determine the consequences thereof. The Trustee may provide a copy of such Officers’ Certificate to any Holder of the Notes upon request.

Section 4.19. Limitations on Redemptions and Repurchases of Initial Notes prior to Separation from Units. Notwithstanding any other provision of this Indenture, Initial Notes that have not been separated (either voluntarily or automatically) from the Units pursuant to the Unit Agreement shall be excluded from (1) any redemption pursuant to Section 3.7 (or any redemption notice pursuant to Section 3.3) and (2) any Change of Control Offer pursuant to Section 4.13, Net Proceeds Offer or Collateral Disposition Offer pursuant to Section 4.10, and any Excess Cash Flow Offer as described in Section 4.14.

ARTICLE V

SUCCESSORS

Section 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and its Restricted Subsidiaries (taken as a whole) to any Person unless:

(1) either:

(A) the Issuer will be the surviving or continuing Person; or

(B) the Person (if other than the Issuer) formed by or surviving or continuing from such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or of any State of the United States or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture, the Security Documents and the Intercreditor Agreement and the Successor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; provided, that if the Successor is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) the Issuer or its Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio for the Issuer or its Successor, as the case may be, and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio prior to such transaction; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such merger, consolidation or transfer and such agreement and/or supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 5.1, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) Except in circumstances under which this Indenture provides for the release of the Guarantee of a Guarantor as described under Section 10.5, no Guarantor will, and the Issuer will not permit any Guarantor to, directly or indirectly, consolidate or merge with or into another Person (whether or not the Guarantor is the surviving Person) unless either:

(1) (A)(i) such Guarantor will be the surviving or continuing Person; or (ii) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger is the Issuer or another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Indenture, the Security Documents and the Intercreditor Agreement and the successor Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such merger or consolidation and such agreements and/or supplemental indenture (if any) comply with this Indenture; or

(2) the transaction does not violate Section 4.10.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) Upon any consolidation or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee, as applicable, the surviving entity formed by such consolidation or merger or into which the Issuer or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Guarantee, this Indenture, the Security Documents and the Intercreditor Agreement, as the case may be, with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes or its Guarantee, as the case may be, this Indenture, the Security Documents and the Intercreditor Agreement.

(d) Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate or merge with or into or convey, transfer, sell, dispose, assign or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary and (ii) the Issuer or any Guarantor may (i) consolidate or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or part of its properties and assets to the Issuer or another Guarantor or (ii) merge with a Restricted Subsidiary of the Issuer solely, with respect to this clause (ii) for the purpose of reincorporating the Issuer or Guarantor in a State of the United States or the District of Columbia.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, required purchase, acceleration or otherwise;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1, or failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer pursuant to Section 4.13, a Net Proceeds Offer or Collateral Disposition Offer pursuant to Section 4.10, or an Excess Cash Flow Offer as described in Section 4.14;

(4) (a) except with respect to Section 4.3, or as described in clause (3) of this Section 6.1, failure by the Issuer or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (b) failure by the Issuer for 180 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3;

(5) default by the Issuer or any Restricted Subsidiary of the Issuer under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(A) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (A) or (B) has occurred and is continuing, aggregates $50.0 million or more, and in any such case, such Indebtedness is not repaid or such failure to pay is not cured or such acceleration is not rescinded, annulled or otherwise cured within 30 days;

(6) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $50.0 million shall be rendered against the Issuer or any of its Significant Subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(7) the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) admits in writing that it generally is not paying its debts as they become due; or

(F) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;

(8) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of this Indenture); or

(9) the occurrence of any of the following:

(A) any Security Document or any obligation under the Intercreditor Agreement is held in any judicial proceeding to be unenforceable or invalid in any material respect or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of this Indenture, the relevant Security Documents or the Intercreditor Agreement; provided that it will not be a Default if the sole result is that any Lien with a fair market value of not more than $20.0 million ceases to be enforceable;

(B) with respect to any Collateral having a fair market value in excess of $20.0 million, individually or in the aggregate, (x) the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect in any material respect for any reason other than in accordance with the terms of the relevant Security Documents and the terms of this Indenture or the Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (y) the assertion by the Issuer or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; provided that it will not be an Event of Default if such condition results from the action or inaction of the Trustee or the Notes Collateral Agent; or

(C) the Issuer or any Subsidiary that is a Guarantor (or any such Guarantors that taken together would constitute a Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Issuer or such Subsidiary that is a Guarantor (or such Guarantors that taken together would constitute a Subsidiary) set forth in or arising under this Indenture, the Intercreditor Agreement or any Security Document.

Section 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(7) with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all principal of and accrued and unpaid interest, if any, on the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in Section 6.1(7) occurs with respect to the Issuer, then all unpaid principal of and accrued and unpaid interest, if any, on all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration, further action or notice to the extent permitted by applicable law.

After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payments on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4. Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee and the Notes Collateral Agent may, on behalf of the Holders of all of the Notes, waive any existing Default and its consequences under this Indenture except a continuing Default in the payment of interest or premium, or the principal of, the Notes.

Section 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to determine whether or not any such direction is unduly prejudicial to the rights of Holders of the Notes not joining in the giving of such direction) and (ii) the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders. Subject to Section 7.1, prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all loss, liability and expense caused by taking or not taking such action.

Section 6.6. Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreement) only if:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holder or Holders of at least 25.0% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

Section 6.7. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified without the consent of the Holder.

Section 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(1) or Section 6.1(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, its agents and counsel.

Section 6.9. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent its agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, the Notes Collateral Agent, its agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee or the Notes Collateral Agent, its agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); provided, however, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

Section 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Issuer and each of the Guarantors shall deliver to the Trustee an Officers’ Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Issuer, the Notes and the Guarantees, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Issuer or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.2 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Issuer will be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders of the Notes. The Issuer will provide a schedule of its calculations to the Trustee when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

Section 7.3. Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of TIA Section 310(b) it must be eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10, and Section 7.11.

Section 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officers’ Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

Section 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer of the Trustee has knowledge thereof as set forth in Section 7.2(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

Section 7.6. Reports by Trustee to Holders of Notes.

(a) Within 60 days after each December 31 beginning with December 31, 2023, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

(b) A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each national securities exchange on which the Notes are listed in accordance with TIA Section 313(d). The Issuer shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom.

Section 7.7. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee, as applicable, promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and the Guarantors, jointly and severally, shall indemnify, defend, protect and hold harmless the Trustee (in its individual and trustee capacities) and its officers, directors, employees and agents from and against any and all claims, damages, losses, liabilities, actions, suits, costs or expenses incurred by it (including, without limitation, the fees and expenses of its agents and counsel and court costs and taxes, other than taxes based upon, measured by or determined by the income of the Trustee) arising out of or in connection with the acceptance or administration of its duties under this Indenture and trusts thereunder, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Trustee may have one separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 7.8. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days’ prior notice by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.9;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.8, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 7.5. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

Section 7.9. Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition. This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (a)(2) and (a)(5). The Trustee is subject to TIA Section 310(b).

Section 7.11. Preferential Collection of Claims Against Company. The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

Section 8.1. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officers’ Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2. Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on such Notes when such payments are due from the trust funds referred to in Section 8.4(1); (b) the Issuer’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.6, Section 2.7, Section 2.10, and Section 4.2; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

Section 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 above of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Section 4.3, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14; Section 4.16, Section 4.17 and Section 5.1(a)(3) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. If the Issuer exercises Covenant Defeasance, the Liens on the Collateral will be released and the Guarantees in effect at such time will be automatically released

Section 8.4. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (which in the case of a deposit of U.S. Government Obligations will be in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee), to pay the principal of and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions precedent provided for in clauses (1) through (6) of this Section 8.4 have been complied with.

Section 8.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. dollar and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. dollars or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

Section 8.6. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.8. Discharge. This Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee and the Notes Collateral Agent) as to all outstanding Notes and security granted for the Notes and the Guarantees when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust), have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to Section 3.7 and, in any case, the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (which in the case of a deposit of U.S. Government Obligations will be in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee) to pay and discharge the entire Indebtedness (including all principal and accrued interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation (provided that if such redemption is made as provided under Section 3.7(a), (x) the amount of cash in U.S. dollars, non-callable government securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date) (any such amount, the “Applicable Premium Deficit”) (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided that the

Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge of this Indenture and that any Applicable Premium Deficit will be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(B) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with. Upon the satisfaction and discharge of this Indenture, all Collateral securing the Notes and the Guarantees will be automatically released (without the need for any action by any party).

After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 7.7, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officers’ Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1. Without Consent of Holders of the Notes.

(a) Notwithstanding Section 9.2, without the consent of any Holders, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, at any time and from time to time, may amend or supplement this Indenture, the Guarantees, the Notes or any Security Document (subject to compliance with the Intercreditor Agreement) issued hereunder for any of the following purposes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders and under the Security Documents in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1;

(4) to add any Guarantee or to effect the release of any Guarantor from any of its obligations under its Guarantee and the related security granted as collateral therefor or the provisions of this Indenture (to the extent in accordance with this Indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(7) for the benefit of the Holders to secure the Notes or any Guarantees or any other obligation under this Indenture;

(8) to evidence and provide for the acceptance of appointment by successor trustees or a successor Notes Collateral Agent;

(9) to conform the text of this Indenture, the Notes, the Guarantees or the Security Documents to any provision of the “Description of notes” contained in the Prospectus Supplement, to the extent that such provision in the Description of notes was intended to be a substantially verbatim recitation of a provision of this Indenture, the Notes, the Guarantees, the Notes or the Security Documents, as evidenced by an Officers’ Certificate of the Issuer;

(10) to provide for the issuance of Additional Notes in accordance with this Indenture and the Intercreditor Agreement;

(11) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(12) to grant or permit the grant of any Lien for the benefit of the holders of any future Pari Passu Notes Lien Indebtedness, Pari Passu ABL Lien Indebtedness or Junior Lien Indebtedness in accordance with and as permitted by the terms of this Indenture and the Intercreditor Agreement (and, with respect to Junior Lien Indebtedness, any Junior Lien Intercreditor Agreement);

(13) to join or add additional secured parties (or any authorized agent thereof or trustee therefor) to the Intercreditor Agreement to the extent Liens securing obligations held by such parties are permitted under this Indenture;

(14) to mortgage, pledge, hypothecate or grant a security interest in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property or assets, including any property, assets or Material Real Property which is required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Notes Collateral Agent in accordance with the terms of this Indenture or otherwise; or

(15) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) and the Intercreditor Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture, the Intercreditor Agreement and the relevant Security Documents.

(b) The Holders of the Notes shall be deemed to have consented for purposes of the Security Documents and the Intercreditor Agreement to any of the following amendments, waivers and other modifications to the Security Documents and the Intercreditor Agreement:

(1) (A) to join or add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Notes Lien Indebtedness that are incurred in compliance with the ABL Credit Agreement and the Notes Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Notes Lien Indebtedness shall rank equally with the Liens on such Collateral securing the obligations under this Indenture, the Notes and the Guarantees and that the proceeds of Collateral received pursuant to the Intercreditor Agreement by the Controlling Notes Representative, shall be applied on a pro rata basis to all Secured Obligations calculated using the aggregate principal amount of Secured Obligations then outstanding;

(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu ABL Lien Indebtedness that is incurred in compliance with the ABL Credit Agreement and the Notes Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu ABL Lien Indebtedness shall rank equally with the Liens on such Collateral securing the ABL Obligations and senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Notes Priority Collateral securing such Pari Passu ABL Lien Indebtedness shall be junior and subordinated to the Liens on such Notes Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment;

(3) to establish that the Liens on any ABL Priority Collateral securing any Indebtedness replacing the ABL Credit Agreement permitted to be incurred under Section 4.9(b)(1) shall be senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, and that any obligations under this Indenture, the Notes and the Guarantees shall continue to be secured on a first-priority basis by the Notes Priority Collateral and on a second-priority basis on the ABL Priority Collateral; and

(4) upon any cancellation or termination of the ABL Credit Agreement without a replacement thereof, to establish that the ABL Priority Collateral shall become Notes Priority Collateral.

(c) Any such additional party added pursuant to Section 9.1(b), the ABL Collateral Agent, the Trustee and the Notes Collateral Agent shall be entitled to rely upon an Officers’ Certificate certifying that such Pari Passu Notes Lien Indebtedness or Pari Passu ABL Lien Indebtedness, as the case may be, was issued or borrowed in compliance with the ABL Credit Agreement and the Notes Documents.

(d) The Holders of the Notes shall be deemed to have consented for purposes of this Indenture, the Security Documents and the Intercreditor Agreement to the execution and delivery by the Trustee and Notes Collateral Agent of a Junior Lien Intercreditor Agreement to the extent it is approved by the ABL Collateral Agent or, if the ABL Credit Agreement has been replaced, any other agent for the holders of ABL Obligations.

(e) After an amendment under this Indenture, the Security Documents or the Intercreditor Agreement becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment. Disclosure of any such amendment in a filing made with the SEC shall constitute delivery to Holders of the Notes of such notice.

After an amendment under this Indenture becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Section 9.2. With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, any Guarantees or the Security Documents (subject to compliance with the Intercreditor Agreement) or, subject to Section 6.7, waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees or the Security Documents; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(1) reduce, or change the maturity of, the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.13) shall not be deemed a redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7) waive a default in the payment of principal of or premium or interest, if any, on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(8) modify the contractual rights of Holders to receive payments of principal of or interest, if any, on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except as permitted by this Indenture;

(10) modify or change the obligation of the Issuer to make and consummate a Collateral Disposition Offer with respect to any Asset Sale of Notes Priority Collateral in accordance with the covenant described in Section 4.10 after the obligation to make such a Collateral Disposition Offer has arisen; or

(11) make any change in these amendment and waiver provisions.

In addition, without the consent of the Holders of at least 66 2/3% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may amend any of the Security Documents or this Indenture if such amendment, supplement or waiver has the effect of releasing all or substantially all of the Collateral from the Liens of this Indenture or any Security Document.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.3. Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.4. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder. After an amendment, supplement or waiver under this Section 9.4 or under the Security Documents or the Intercreditor Agreement becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplemental indenture.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

Section 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6. Trustee to Sign Amendments, Etc. The Trustee and the Notes Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Notes Collateral Agent. In signing or refusing to sign any amendment or supplemental indenture, the Trustee and the Notes Collateral Agent (as applicable) shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been met or waived.

Section 9.7. Payments for Consent. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment. Notwithstanding the foregoing, any payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Guarantees in connection with an exchange offer, the Issuer and any of its Restricted Subsidiaries may exclude (i) any Holder or beneficial owner that is not a QIB or an Institutional Accredited Investor, (ii) any non-U.S. Person, (iii) any Holder or beneficial owner of Notes in any jurisdiction (other than the United States) where the inclusion of such Holders or beneficial owners would require the Issuer or any such Restricted Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer, in its sole discretion.

ARTICLE X

GUARANTEES

Section 10.1. Guarantees.

(a) Each Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest, if any, on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.

Section 10.2. Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 10.1, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.3. Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.4. Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee and the related security granted as collateral therefor (other than a company that is a direct or indirect parent of the Issuer) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the ABL Credit Agreement) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee and the related security granted as collateral therefor, result in the obligations of such Guarantor under its Guarantee and the related security granted as collateral therefor constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

Section 10.5. Releases. A Guarantor shall be automatically released of any Obligations under its Guarantee and the related security granted as collateral therefor and this Indenture (without the need for any action by any party) upon:

(a) any sale or other disposition of all or substantially all of the assets of such Guarantor (by merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(b) any sale, exchange or transfer (by merger, consolidation or otherwise) of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer does not violate Section 4.10 of this Indenture;

(c) the proper Designation of such Guarantor by the Issuer as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(d) upon the release of an Obligation by such Guarantor under the ABL Credit Agreement or such other Debt Facility that initially triggered such Guarantor’s obligations to incur such Guarantee if such Grantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture;

(e) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 8.2 or Section 8.3 or if its Obligations under this Indenture are discharged in accordance with Section 8.8; or

(f) dissolution of such Guarantor; provided no Default has occurred that is continuing.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions to release of a Guarantor’s Guarantee set forth above have been satisfied, the Trustee shall execute any documents reasonably requested by the Issuer to evidence such release.

Any Guarantor not released from its obligations under its Guarantee or the related security granted as collateral therefor shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

Section 10.6. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

COLLATERAL

Section 11.1. The Collateral.

(a) The Issuer and the Guarantors hereby appoint U.S. Bank Trust Company, National Association to act as Notes Collateral Agent, and each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment. The Notes Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture and the Security Documents. The provisions of Article VII, mutatis mutandis, shall apply to the Notes Collateral Agent. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Security Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Security Documents or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. From and after the Issue Date, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.7 and Section 8.5 herein, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by (i) first-priority Liens and security interests on the Notes Priority Collateral and (ii) second-priority Liens and security interests on the ABL Priority Collateral (in each case subject to Permitted Liens), as and to the extent provided in the Security Documents, which the Issuer and the Guarantors, as the case may be, will enter into on the Issue Date, will be secured pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Collateral will also secure the Issuer’s and the Guarantors’ Obligations under the ABL Credit Agreement, Pari Passu Notes Lien Indebtedness and Pari Passu ABL Lien Indebtedness as provided in the Intercreditor Agreements and any Junior Lien Indebtedness as provided under the Junior Lien Intercreditor Agreement. The Issuer and the Guarantors hereby agree that the Notes Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders, the Trustee and the Notes Collateral Agent, in each case pursuant to the terms of the Security Documents, and the Notes Collateral Agent and the Trustee are hereby directed and authorized by the Holders to execute and deliver the Intercreditor Agreement and the other Security Documents.

(b) Each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Notes Collateral Agent and authorizes and directs the Notes Collateral Agent (i) to enter into the Security Documents (including, without limitation, the Intercreditor Agreement), whether executed on or after the Issue Date, and perform its obligations and exercise its rights, powers and discretions under the Security Documents in accordance therewith, (ii) make the representations of the Holders set forth in the Security Documents (including, without limitation, the Intercreditor Agreement), and (iii) bind the Holders on the terms as set forth in the Security Documents (including, without limitation, the Intercreditor Agreement).

(c) The Trustee, the Notes Collateral Agent and each Holder, by accepting the Notes and the Guarantees thereof acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Notes Collateral Agent and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee, the Notes Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

(d) Notwithstanding anything stated in this Indenture to the contrary, the Issuer, the Guarantors, the Trustee, the Notes Collateral Agent and the Holders agree that the Notes shall not be secured by the Collateral until the Issue Date and the Issuer and Guarantors are not required to execute any documents evidencing the creation or perfection of security interests in the Collateral for the benefit of the Holders until the Issue Date.

Section 11.2. Maintenance of Collateral; Further Assurances.

(a) The Issuer and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted). The Issuer and the Guarantors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts that insures against such losses and risks as are reasonable for the type and size of the business of the Issuer and the Guarantors, except, in each case, where the failure to effect such payment or maintain such permits or insurance coverages is not adverse in any material respect to the Holders.

(b) To the extent required under this Indenture or any of the Security Documents, the Issuer and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under the Security Documents or applicable law, or that the Notes Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, within 30 days of the Issue Date the Issuer and the Guarantors will secure the obligations under this Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by the Indenture and/or the Security Documents; provided, that with respect to the perfection of the security interests in property with respect to which a Lien may be perfected by the filing of a UCC financing statement, the UCC financing statement will be required to be filed on the Issue Date. The Issuer shall deliver or cause to be delivered to the Trustee and the Notes Collateral Agent all such instruments and documents to evidence compliance with this Section 11.2. The Issuer agrees to provide evidence to the Trustee as to the perfection (to the extent required by the Security Documents) and priority status of each such security interest and Lien.

Section 11.3. After-Acquired Property. Upon the acquisition by any of the Issuer or the Guarantors of any assets (other than Excluded Assets), including, but not limited to, any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, the Issuer or such Guarantor shall execute and deliver (to the extent required by this Indenture and/or the Security Documents) any information, documentation and financing statements or other certificates as may be necessary to vest in the Notes Collateral Agent a perfected security interest, with the priority required by this Indenture, the Security Documents and the Intercreditor Agreement, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture, the Security Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Section 11.4. Impairment of Security Interest. The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, (i) take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Notes Collateral Agent and the Holders with respect to the Collateral or (ii) grant any Person, or permit any Person to retain (other than the ABL Collateral Agent and the Notes Collateral Agent), any Liens on the Collateral (other than Liens not prohibited by this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement). The Issuer and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as are necessary, or as the Trustee or the Notes Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

Section 11.5. Release of Liens on the Collateral.

(a) The Liens on the Collateral securing the Notes (but not necessarily any Pari Passu Notes Lien Indebtedness) will automatically and without the need for any further action by any Person be released:

(1) in whole , upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

(2) in whole upon:

(A) a Legal Defeasance or Covenant Defeasance as set forth in Article VIII hereof; or

(B) the satisfaction and discharge of this Indenture as set forth in Section 8.8;

(3) in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by this Indenture or the Security Documents at the time of such sale, transfer or disposition (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary) or (c) becomes an Excluded Asset;

(4) in whole or in part, as applicable, in accordance with the provisions in Article IX;

(5) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement; or

(6) in whole or in part, as applicable, as to all or any part of the Collateral that has been taken by eminent domain, condemnation or other similar circumstances,

provided that, in the case of any release in whole pursuant to clauses (1), (2) and (4) above, all amounts owing to the Trustee and the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement have been paid in full.

(b) To the extent a proposed release of Collateral is not automatic and requires action by the Trustee or the Notes Collateral Agent, the Issuer and each Guarantor will furnish to the Trustee and the Notes Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officers’ Certificate and an Opinion of Counsel that all conditions precedent provided for in this Indenture and the Security Documents relating to such release of Collateral have been complied with.

(c) Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Notes Collateral Agent shall promptly cause to be released and reconveyed (at the expense of the Issuer or the Guarantors) to the Issuer or the Guarantors, as the case may be, the released Collateral.

(d) The Issuer shall comply with TIA Section 314(d), relating to the release of property and to the substitution therefor of any property to be pledged as Collateral. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of TIA Section 314(d) if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders (in each case, whether issued to Issuer or any other Person), all or any portion of TIA Section 314(d) is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under TIA Section 314(d). In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Holders of the Notes or the Trustee, the provisions of TIA Section 314(d) may be inapplicable to the release.

(e) The Issuer shall not be required to comply with TIA Section 314(d) with respect to any of the following:

(i) cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business or consistent with past practice;

(ii) sales or other dispositions of inventory in the ordinary course of business or consistent with past practice;

(iii) collections, sales or other dispositions of accounts receivable in the ordinary course of business or consistent with past practice; and

(iv) sales or other dispositions in the ordinary course of business or consistent with past practice of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Issuer and its Subsidiaries.

Section 11.6. Authorization of Actions to be Taken by the Trustee or the Notes Collateral Agent Under the Security Documents.

(a) Subject to the provisions of the Security Documents, each of the Trustee or the Notes Collateral Agent may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (1) enforce any of its rights or any of the rights of the Holders under the Security Documents and (2) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Trustee or the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) Except as otherwise expressly set forth in the Security Documents, neither the Trustee nor the Notes Collateral Agent, as applicable, shall be responsible for, nor do they make any representation regarding, the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Notes Collateral Agent shall have any responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral and a security interest with respect to such property or assets would not be created or perfected without preparation and execution of additional documentation, the Issuer and each Guarantor shall deliver to the Trustee or the Notes Collateral Agent the following:

(1) a request from the Issuer that such Collateral be added;

(2) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee and the Notes Collateral Agent; and

(3) such financing statements, if any, as the Issuer shall deem necessary to perfect the Notes Collateral Agent’s security interest in such Collateral.

(d) The Trustee and the Notes Collateral Agent, in giving any consent or approval under the Security Documents or in executing any Security Documents, shall be entitled to receive, as a condition to such consent or approval or to executing such document in the case of a request to execute a Security Document, a request of the Issuer and, in all cases, an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent specified in this Indenture and the Security Documents with respect to the action or omission for which consent or approval is to be given have been satisfied or that such action or omission for which consent or approval is not being given does not violate this Indenture, and the Trustee and the Notes Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.

(e) Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture or any Security Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent, it is understood that in all cases the Notes Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture if it shall not have received such written instruction, advice or concurrence of the Trustee (acting at the direction of the Holders and otherwise in accordance with this Indenture, Intercreditor Agreement and other Security Documents), and such indemnity from the Holders as it deems appropriate. This provision is intended solely for the benefit of the Notes Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 11.7. Notes Collateral Account.

(a) The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

(b) The Issuer shall establish upon the first Asset Sale of Notes Priority Collateral, with the Notes Collateral Agent the Notes Collateral Account, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the control of, the Notes Collateral Agent. The Net Available Proceeds from any Asset Sale of Notes Priority Collateral shall be deposited in such Notes Collateral Account pending distribution in accordance with Section 4.10(a) of this Indenture.

Section 11.8. Information Regarding Collateral.

(a) The Issuer shall furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, promptly (and in any event within no more than thirty days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) legal identification number. The Issuer and the Guarantors will take all necessary action so that the Lien in favor of the Notes Collateral Agent pursuant to this Indenture and/or the Security Documents is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Security Documents. The Issuer shall also promptly notify the Notes Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

(b) Each year, within 120 days after the end of the preceding fiscal year, the Issuer shall deliver to each of the Trustee and the Notes Collateral Agent a certificate of a responsible financial or accounting officer of the Issuer setting forth the information required pursuant to the schedules required by this Indenture and/or the Security Documents or confirming that there has been no change in such information since the date of the prior annual certification and an Opinion of Counsel as to continuation of perfected security interests. For the avoidance of doubt, the Trustee and the Notes Collateral Agent will have no obligation to maintain or monitor the perfection of any liens.

Section 11.9. Negative Pledge. The Issuer and each Guarantor shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens and Section 4.12.

Section 11.10. Regarding the Notes Collateral Agent

(a) The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate.

(b) Except as otherwise expressly set forth in the Security Documents, neither the Trustee nor the Notes Collateral Agent, as applicable, shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Security Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(c) Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(d) The Notes Collateral Agent shall not be liable for (i) any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, and (ii) interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent shall be segregated from other funds except to the extent required by law).

(e) The Notes Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(f) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Notes Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Notes Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the

Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, which in the Notes Collateral Agent’s or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, subject to the terms of the Security Documents, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) whom it shall designate to possess, own, operate or manage, as the case may be, such property.

(g) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Notes Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or earlier termination, resignation or removal of the Trustee, in such capacity, with respect to the holders of the ABL Priority Collateral or the other pari passu Lien Obligations, as applicable, to the extent the Security Documents remain in force thereafter.

Section 11.11. Perfection of Collateral. The Issuer shall and shall cause each Guarantor to execute and deliver to the Notes Collateral Agent, as beneficiary, such Security Documents, and any supplements or amendments related thereto, together with evidence of the completion (or arrangements for the completion) of all recordings and filings of such Security Documents in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith, but excluding any obligation to obtain mortgagee’s title insurance in respect of any mortgages or deeds of trust for the benefit of the Notes Collateral Agent) as may be necessary to create a valid, perfected Lien, on or against the Collateral within 30 days after the Issue Date (to the extent required by this Indenture and/or the Security Documents); provided, that this Indenture will not require that security interests be perfected if such security interests cannot be perfected by the filing of UCC financing statements, the recording of security agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the recording of mortgages or deeds of trust, the taking possession of any pledged Collateral with necessary endorsements or the execution of control agreements with respect to certain deposit accounts, securities accounts and commodities accounts; provided, further, that the Issuer and the Guarantors shall be relieved of any further obligation to deliver control agreements so long as the ABL Collateral Agent or agents or bailees of the ABL Collateral Agent maintain a perfected Lien for the benefit of the Holders of Notes through control of such deposit accounts, securities accounts and commodities accounts pursuant to a control agreement. To the extent that either the ABL Collateral Agent or Notes Collateral Agent holds, or a third party holds on its respective behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the ABL Documents or the Security Documents, as applicable, such possession or control is also for the benefit of the Notes Collateral Agent and the Holders of the Notes or the ABL Collateral Agent and the holders of the ABL Obligations, as applicable, and the ABL Collateral Agent and the Notes Collateral Agent, as applicable, shall act as gratuitous bailee and non-fiduciary agent solely to the extent required to perfect their security interest in such Common Collateral.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Trust Indenture Act Controls. This Indenture is subject to the provisions of the TIA that are required to be a part of this Indenture and will, to the extent applicable, be governed by such provisions. If any provision of this Indenture modifies any TIA provision that may be so modified, such TIA provision will be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any TIA provision that may be so excluded, such TIA provision will be excluded from this Indenture. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c) in respect of sections of the TIA that are incorporated by reference in this Indenture pursuant to Section 1.4, the imposed duties shall control.

Section 12.2. Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Guarantor:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Facsimile: (281) 605-1318

Attention: General Counsel

If to the Trustee:

U.S. Bank Trust Company, National Association

333 Commerce Street, Suite 900

Nashville, Tennessee 37201

Facsimile: (615) 251-0737

Attention: Wally Jones

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder and the Trustee shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Any notice or communication will also be so sent to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.3. Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 12.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.4) in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.4) in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) which must comply with the provisions of TIA Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.6. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

Section 12.7. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture or of any Guarantor under its Guarantee, the Intercreditor Agreement or the Security Documents, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 12.8. Governing Law; Consent to Jurisdiction. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

Section 12.9. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10. Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind its respective successors and assigns.

Section 12.11. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12. Execution in Counterparts.

(a) This Indenture may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Facsimile, PDF copies or other electronic transmission of signatures shall constitute original signatures for all purposes of this Indenture and any enforcement hereof.

(b) All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English). The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(c) The Trustee and the Notes Collateral Agent shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic Signatures believed by the Trustee or the Notes Collateral Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee or the Notes Collateral Agent) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of Electronic Signatures and electronic methods to send Notices to the Trustee and the Notes Collateral Agent, including without limitation the risk of the Trustee or the Notes Collateral Agent acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee and the Notes Collateral Agent may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee or the Notes Collateral Agent, as the case may be, in lieu of, or in addition to, any such electronic Notice.

Section 12.13. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Notes Collateral Agent and the Issuer, if made in the manner provided in this Section 12.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Notes Collateral Agent or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Section 12.15. Force Majeure. In no event shall the Trustee the Notes Collateral Agent or any other Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware or (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of securities clearing system, it being understood that the Trustee, the Notes Collateral Agent and each of the Agents shall use commercially reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

Section 12.16. Legal Holidays. If any scheduled payment date with respect to the Notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

Section 12.17. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer agrees that it will provide the Trustee with information about the Issuer as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 12.18. Waiver of Jury Trial. EACH OF THE ISSUER, ANY GUARANTOR AND THE TRUSTEE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR HEREBY.

Section 12.19. Qualification of Indenture. The Issuer and the Guarantors shall qualify this Indenture under the TIA and shall pay all reasonable costs and expenses (including attorney’s fees and expenses for the Issuer, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer and the Guarantors any such Officers’ Certificates, Opinion of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

Section 12.20. Intercreditor Agreement. Notwithstanding any provisions in this Indenture or any other Notes Documents to the contrary, the terms, conditions and provisions of this Indenture and the other Notes Documents are subject to the terms of the Intercreditor Agreement. To the extent there is a conflict between this Indenture and the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control.

[Signatures on following pages]

ISSUER:

NINE ENERGY SERVICE, INC.

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

GUARANTORS:

CDK PERFORATING, LLC

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

CREST PUMPING TECHNOLOGIES, LLC

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

MAGNUM OIL TOOLS GP, LLC

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

MAGNUM OIL TOOLS INTERNATIONAL, LTD

By:	Magnum Oil Tools GP, LLC, its general partner

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

MOTI HOLDCO, LLC

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Indenture]

NINE DOWNHOLE TECHNOLOGIES, LLC

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

NINE ENERGY SERVICE, LLC

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

REDZONE COIL TUBING, LLC

By:	/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Collateral Agent, Registrar and Paying Agent

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

[Initial Notes Certificated Note Legend]

THIS NOTE FORMS A PART OF UNITS THAT MAY NOT BE SEPARATED AT THE OPTION OF THE HOLDER PRIOR TO MARCH 31, 2023. THE UNITS OF WHICH THIS NOTE FORMS A PART WILL AUTOMATICALLY SEPARATE UPON THE EARLIER OF (I) OCTOBER 27, 2023 OR (II) IF APPLICABLE, THE DATE ON WHICH THE UNITS ARE AUTOMATICALLY SEPARATED PURSUANT TO THE TERMS OF THE UNIT AGREEMENT. PAYMENTS ON THIS NOTE WILL BE MADE TO THE HOLDERS OF THE UNITS OF WHICH THIS NOTE FORMS A PART. PRIOR TO THE SEPARATION OF A UNIT, THIS NOTE WILL NOT TRADE. FOLLOWING THE SEPARATION OF A UNIT, SEPARATED UNITS WILL BE CANCELLED AND THIS NOTE SHALL BE REDUCED BY A CORRESPONDING AMOUNT OF SUCH CANCELLED UNITS, AND A SEPARATE NOTE WITH A SEPARATE CUSIP NUMBER WILL BE INCREASED BY SUCH CORRESPONDING AMOUNT AND HOLDERS WILL BE ABLE TO TRADE SUCH NOTE SEPARATELY.

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[OID Note Legend]

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT INVESTOR RELATIONS OF THE ISSUER AT 2001 KIRBY DRIVE SUITE 200 HOUSTON, TX 77019.

13.000% Senior Secured Notes due 2028

No. $_______________

CUSIP NO. [•]2

ISIN [•]

Nine Energy Service, Inc. (including any successor thereto) promises to pay to [Cede & Co.]3[U.S. Bank Trust Company, National Association, as Units Trustee for the beneficial owners of Units of which this Note forms a part]4 or registered assigns, the principal sum of $[•] (________ UNITED STATES DOLLARS) [(as may be decreased as set forth on the Schedule of Decreases attached hereto)]5 [(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]6 on February 1, 2028.

Interest Payment Dates: February 1 and August 1, beginning August 1, 2023

Record Dates: January 15 and July 15 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[2]	Initial Notes Certificated Note CUSIP: 65441VAD3

Initial Notes Certificated Note ISIN: US65441VAD38

Separated Notes Global Note CUSIP: 65441VAE1

Separated Notes Global Note ISIN: US65441VAE11

[3]	For Global Notes only.
[4]	For Initial Notes Certificated Note only.
[5]	For Initial Notes Certificated Note only.
[6]	For Global Notes only.

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-

mentioned Indenture:

Dated:

U.S. BANK TRUST COMPANY, NATIONALASSOCIATION, as Trustee

By:
Name:
Title:	Authorized Signatory

(Reverse of 13.000% Senior Secured Note)

13.000% Senior Secured Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Nine Energy Service, Inc., a Delaware corporation, and any successor thereto (the “Issuer”) promises to pay interest on the unpaid principal amount of this 13.000% Senior Secured Note due 2028 (a “Note”) at a fixed rate of 13.000% per annum. The Issuer will pay interest in U.S. dollars semiannually in arrears on February 1 and August 1, commencing August 1, 2023 (each an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders [of the Units that the Notes form a part]7 at the close of business on the January 15 and July 15 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder of at least $5,000,000 in principal amount of certificated Notes has given written wire transfer instructions to a U.S. dollar account maintained by such Holder with a bank located in the contiguous United States to the Issuer at least ten Business Days prior to the applicable Interest Payment Date, the Issuer will make all payments of principal, premium, and interest, if any, on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. [Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.]8

(3) Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

[7]	For Initial Notes Certificated Note only.
[8]	For Global Notes only.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of January 30, 2023 (the “Indenture”), among the Issuer, the Guarantors thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Initial Notes issued on the Issue Date were issued in an aggregate principal amount of $300,000,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantors.

(5) Security. The Notes and the Guarantees will be secured by first-priority Liens and security interests on the Notes Priority Collateral and by second-priority Liens and security interests on the ABL Priority Collateral subject to the terms and conditions set forth in the Indenture and the Security Documents. The Notes Collateral Agent will hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents. Each Holder by accepting this Note consents and agrees to the terms of the Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

(6) Redemption and Repurchase. The Notes are subject to optional redemption, a Net Proceeds Offer, Collateral Disposition Offer, Excess Cash Flow Offer and a Change of Control Offer, as further described in the Indenture. Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to Notes. Pursuant to Section 4.19 of the Indenture, the Initial Notes that have not been separated (either voluntarily or automatically) from the Units pursuant to the Unit Agreement shall be excluded from (1) any redemption pursuant to Section 3.7 of the Indenture (or any redemption notice pursuant to Section 3.3 therein) and (2) any Change of Control Offer pursuant to Section 4.13 of the Indenture, Net Proceeds Offer or Collateral Disposition Offer pursuant to Section 4.10 of the Indenture, and any Excess Cash Flow Offer as described in Section 4.14 of the Indenture.

(7) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any documentary, stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(8) Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

(9) Amendment, Supplement and Waiver. The Indenture, the Notes, the Guarantees or the Security Documents (subject to compliance with the Intercreditor Agreement) may be amended or supplemented, and compliance with provisions thereof may be waived, in each case as provided in the Indenture.

(10) Defaults and Remedies. The remedies of Holders in the event of a Default are as set forth in the Indenture.

(11) No Recourse Against Others. No director, officer, employee, incorporator, stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee, the Intercreditor Agreement or the Security Documents, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

(12) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(13) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(14) CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP number and/or ISIN to be printed on the Notes, and the Trustee may use CUSIP number and/or ISIN in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

[(15) Units. This Note forms a part of the Units that may not be separated at the option of the Holder prior to March 31, 2023. The Units of which this Note forms a part will automatically separate upon the earlier of (I) October 27, 2023 or (II) if applicable, the date on which the Units are automatically separated pursuant to the terms of the Unit Agreement. Payments on this Note will be made to the Holders of the Units of which this Note forms a part. Prior to the separation of a Unit, this Note will not trade. Following the separation of a Unit, separated Units will be cancelled and this Note shall be reduced by a corresponding amount of such cancelled Units, and a separate Note with the CUSIP number 65441VAE1 will be increased by such corresponding amount and Holders will be able to trade such Note separately.]9

[9]	For Initial Notes Certificated Note only.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Facsimile: 1-281-605-1318

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

[OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, check the box below:

[    ] Section 4.10 [    ] Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased: $_________________

Date: _____________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature guarantee:][10]

[10]	Delete for Initial Notes Certificated Note only.

SCHEDULE OF DECREASES OF 13.000% SENIOR SECURED NOTES DUE 202811

Date of Decrease	Amount of Decrease in Principal Amount of this Note	Principal Amount of this Note Following Such Decrease	Signature of Units Trustee

SCHEDULE OF INCREASES AND DECREASES OF 13.000% SENIOR SECURED NOTES DUE 202812

The initial outstanding principal amount of this Global Note is $___________. The following transfers of this Global Note have been made:

Date of Transfer	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

[11]	For Initial Notes Certificated Note only.
[12]	For Global Notes only.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of [•], 20[•] (this “Supplemental Indenture” or “Guarantee”), among (the “New Guarantor”), Nine Energy Service, Inc. (together with its successors and assigns, the “Issuer”), each other then-existing Guarantor under the Indenture referred to below (the “Guarantors”), and U.S. Bank Trust Company, National Association, as Trustee, paying agent and registrar under such Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of January 30, 2023 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount 13.000% Senior Secured Notes due 2028 of the Issuer (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that the Issuer will cause any Restricted Subsidiary of the Issuer that is not a Guarantor, other than a Foreign Subsidiary, that guarantees any Indebtedness of the Issuer or any Guarantor under a Debt Facility, to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, including Article X thereof.

B-1

ARTICLE III

Miscellaneous

SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

B-3